As filed with the Securities and Exchange Commission on July 15, 2004

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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nevada	Bad Toys, Inc.	94-3371514
(State or Other Jurisdiction of Incorporation	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)
or Organization)
Larry N. Lunan
2344 Woodridge Avenue		2344 Woodridge Avenue
Kingsport, Tennessee 37664		Kingsport, Tennessee 37664
(423) 247-9560	3751	(423) 247-9560
(Address and telephone number of Principal	(Primary Standard Industrial	(Name, address and telephone number
Executive Offices and Principal Place of Business)	Classification Code Number)	of agent for service)
Copies to:
Clayton E. Parker, Esq. Kirkpatrick & Lockhart LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305) 539-3300 Telecopier:(305) 358-7095	Christopher K. Davies, Esq. Kirkpatrick & Lockhart LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone:(305) 539-3300 Telecopier:(305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed MaximumOffering PricePer Share (1)	Proposed MaximumAggregateOffering Price (1)	Amount Of RegistrationFee

Common Stock, par value $0.001 per share	6,877,652shares (2)	$1.75	$12,035,891	$1,525.47

TOTAL	6,877,652shares (2)	$1.75	$12,035,891	$1,525.47

(1)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

(2)           Of these shares, 6,654,836 are being registered under a Standby Equity Distribution Agreement and 217,246 were issued to Cornell Capital Partners, LP, as a one-time commitment fee under a Securities Purchase Agreement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated July 15, 2004

BAD TOYS, INC.
6,877,652 Shares of Common Stock

This prospectus relates to the sale of up to 6,877,652 shares of common stock of Bad Toys, Inc. (“Bad Toys”) by certain persons who are stockholders of Bad Toys, Inc., including Cornell Capital Partners, L.P. (“Cornell Capital Partners”) who is beneficially a stockholder of Bad Toys. Please refer to “Selling Stockholders” beginning on page 11. Bad Toys is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Bad Toys will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement (the “Equity Distribution Agreement”), which was entered into on June 2, 2004, between Bad Toys and Cornell Capital Partners, and no other stockholders. All costs associated with this registration will be borne by Bad Toys. Bad Toys has agreed to allow Cornell Capital Partners to retain 5% of the proceeds raised under the Equity Distribution Agreement that is more fully described below.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On July 14, 2004, the last reported sale price of our common stock was $1.75 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “BTOI”. These prices will fluctuate based on the demand for the shares of common stock. From June 15, 2004 to July 15, 2004 our stock price fluctuated between $1.84 to $1.75 per share.

The selling stockholders include Cornell Capital Partners, who intends to sell up to 6,872,082 shares of common stock, 6,654,836 of which are under the Equity Distribution Agreement and 217,246 shares of common stock we issued to Cornell Capital Partners as a one-time commitment fee under the Equity Distribution Agreement. In addition to Cornell Capital Partners, Newbridge Securities Corporation, our placement agent, intends to sell up to 5,570 shares of common stock. Upon issuance, the 6,654,836 shares of common stock issued under the Equity Distribution Agreement will equal 45.43% of our then-outstanding shares of common stock.

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Distribution Agreement. Cornell Capital Partners will pay Bad Toys 98% of the market price of its common stock, which is defined as the lowest volume weighted average price of the common stock during the five trading days following the notice date. In addition, Cornell Capital Partners will retain 5% of each cash advance we receive under the Equity Distribution Agreement. Cornell Capital Partners also received a one-time commitment fee in the form of 217,246 shares of our common stock. The 5% retainage and the 217,246 shares of common stock are underwriting discounts payable to Cornell Capital Partners. In addition, we entered into a Placement Agent Agreement dated June 2, 2004, with Newbridge Securities Corporation, a registered broker-dealer. Pursuant to that Agreement we paid Newbridge Securities Corporation, a one-time placement agent fee of 5,570 shares of common stock for its services.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk.

Please refer to “Risk Factors” beginning on page 7.

With the exception of Cornell Capital Partners, which is an “underwriter” within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission (“SEC”). None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. Neither the selling stockholders nor we may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is July ____, 2004.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	2
RISK FACTORS	5
FORWARD-LOOKING STATEMENTS	10
SELLING STOCKHOLDERS	11
USE OF PROCEEDS	13
DILUTION	14
STANDBY EQUITY DISTRIBUTION AGREEMENT	15
PLAN OF DISTRIBUTION	17
MANAGEMENT'S DISCUSSION ANDANALYSIS OF FINANCIAL CONDITION OR PLAN OF
OPERATIONS	19
DESCRIPTION OF BUSINESS	23
MANAGEMENT	25
DESCRIPTION OF PROPERTY	27
LEGAL PROCEEDINGS	28
PRINCIPAL STOCKHOLDERS	29
CERTAIN RELATIONSHIPS AND RELATEDTRANSACTIONS	31
MARKET PRICE OF AND DIVIDENDSON THE REGISTRANT'S COMMON EQUITY AND OTHER
STOCKHOLDER MATTERS	32
DESCRIPTION OF SECURITIES	33
CHANGES IN AND DISAGREEMENTSWITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
MATTERS	34
EXPERTS	34
LEGAL MATTERS	34
HOW TO GET MORE INFORMATION	34
FINANCIAL STATEMENTS	F-1
PART II	II-1

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PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors”and our Financial Statements and the notes to the Financial Statements before making any investment decision regarding Bad Toys.

Overview

Bad Toys was incorporated on June 1, 2000, in the State of Nevada under the name BTMC, Inc. We are engaged in the manufacture and servicing of customized motorcycles. Our sales revenues are primarily derived from an area encompassing a two hundred mile radius of Kingsport, Tennessee. We changed our name to Bad Toys, Inc. before we commenced operations in early September 2000. Bad Toys is the successor to a motorcycle business, which was founded by one of our major shareholders, Larry N. Lunan, and previously conducted business under another corporate entity that also used the name Bad Toys, Inc.

Bad Toys manufactures for sale V-twin motorcycles from component parts, maintains a customizing and motorcycle servicing operation and special orders premium accessories, parts, customizing items and apparel related to Harley-Davidson motorcycles. We offer retail parts and product sales as well as motorcycle service to our customers seven days a week. We already have developed a line of custom motorcycles for the upscale retail market. Several of these motorcycles have been constructed.

Going Concern

We have been the subject of a going concern opinion from or independent auditors. Our independent auditors have expressed substantial doubt as to our ability to continue as a going concern due to the fact that we have suffered recurring losses from our operations and have a significant capital deficiency. Management recognizes that we must generate capital and revenue resources to enable it to continue to operate. Ultimately, we must achieve profitable operations. Management is planning to obtain additional capital from revenue generated from operations and through the sale of equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon us obtaining additional revenues and equity capital and ultimately achieving profitable operations. Our financial statements do not include any adjustments that might result from the outcome of our financial uncertainty. A failure to achieve positive cash flow by the end of 2004 could be fatal to our business. While the financing we may obtain through our agreements with Cornell Capital Partners may improve our working capital position, there can be no assurance that we will be successful in accomplishing our objectives.

About Us

Our principal executive offices are located at 2344 Woodridge Avenue, Kingsport, Tennessee 37664. Our telephone number is (423) 247-9560.

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THE OFFERING

This offering relates to the sale of common stock by certain persons who are, or beneficially deemed to be, stockholders of Bad Toys. Cornell Capital Partners intends to sell up to 6,872,082 shares of common stock, 6,654,836 of which are under the Equity Distribution Agreement and 217,246 shares of our common stock that Cornell Capital Partners received from Bad Toys as a one-time commitment fee under the Equity Distribution Agreement. In addition, Newbridge Securities Corporation, our placement agent, intends to sell up to 5,570 shares of our common stock. The commitment amount of the Equity Distribution Agreement is $12,000,000. At an assumed price of $1.84 per share, we should be able to receive the entire $12,000,000 in gross proceeds assuming the sale of the entire 6,654,836 shares being registered under this registration statement.

On June 2, 2004, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, we may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $12,000,000. The purchase price for the shares is equal to 98% of their market price, which is defined in the Equity Distribution Agreement as the lowest volume weighted average price of the common stock during the five trading days following the notice date. The amount of each cash advance is subject to a maximum advance amount of $225,000, with no cash advance occurring within seven trading days of a prior advance. Cornell Capital Partners will pay us 98% of, or a 2% discount to the lowest volume weighted average price of the common stock during the five consecutive trading day period immediately following the notice date. Cornell Capital Partners received a one-time commitment fee of 217,246 shares of our common stock. We will pay Cornell Capital Partners a fee equal to 5% of each advance, which will be retained by Cornell Capital Partners from each cash advance we receive. On June 2, 2004, we entered into a Placement Agent Agreement with Newbridge Securities Corporation. Pursuant to the Placement Agent Agreement, we paid Newbridge Securities Corporation a one-time placement agent fee of 5,570 restricted shares of common stock equal to approximately $10,000 based on our stock price on June 2, 2004.

Common Stock Offered	6,877,652 shares by selling stockholders

Offering Price	Market price

Common Stock Outstanding Before the Offering[1]	7,993,016 shares as of July 6, 2004

Use of Proceeds
We will not receive any proceeds of the shares offered by the selling stockholders. Any proceeds we receive from the sale of common stock under the Equity Distribution Agreement will be used for general working capital purposes. See “Use of Proceeds.”

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”

Over-the-Counter Bulletin Board Symbol	BTOI

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1      Excludes 6,654,836 shares of common stock to be issued under the Equity Distribution Agreement.

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SUMMARY CONSOLIDATED FINANCIAL INFORMATION

STATEMENT OF INCOME (LOSSES)	FOR MARCH 31, 2004 (UNAUDITED)	FOR THE YEAR ENDED DECEMBER 31, 2003	FOR THE YEAR ENDED DECEMBER 30, 2002

REVENUES:
Sales	$63,214	$207,237	$104,376
Cost of Sales	61,812	215,072	77,277

Gross Profit (Loss)	1,402	(7,835)	27,099

COSTS AND EXPENSES:
General and Administrative Expenses	105,274	311,809	22,269

Income (Loss) From Operations Before Interest Expense	(103,872)	(319,644)	(199,170)

Other Income/Expense:
Gain on Sale of Assets	0	47,428	-0-
Interest Income	3,162	3	-0-
Interest Expense	(32,818)	(115,040)	(113,565)

Total Other Income/Expense		(67,609)	(113,565)

Net Loss	$(133,528)	$(387,253)	$(312,735)

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BALANCE SHEET DATA	FOR MARCH 31, 2004 (UNAUDITED)	FOR THE YEAR ENDED DECEMBER 31, 2003

ASSETS:
Current Assets:
Cash and Cash Equivalents	$27,510	$18,275
Accounts Receivable	86,982	26,972
Inventory	285,210	315,017
Prepaid Expenses	593	2,310

Total Current Assets	$400,295	$362,574

Property and Equipment:
Property and Equipment, Net of Depreciation	17,453	17,104

Other Assets	389,337	134,208
Utility Deposits	609	609

Total Other Assets	389,946	134,817

TOTAL ASSETS	$807,694	$514,495

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current Liabilities:
Accounts Payable	$48,274	$47,925
Wages Payable	36,000	18,000
Sales Tax Payable	4,009	7,347
Payroll Taxes Payable	66,024	59,454
Customer Deposit	17,860	0
Note Payable	10,500	49,866

Total Current Liabilities	182,667	182,592

Non-Current Liabilities:

Note Payable – Shareholder	594,990	305,838

TOTAL LIABILITIES	$777,657	$488,430

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RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and the results of our operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related To Our Business

Bad Toys Has Historically Lost Money And Losses May Continue In The Future, Which May Cause Us To Curtail Operations

Since our inception we have not been profitable and have lost money on both a cash and non-cash basis. For the years ended December 31, 2003 and December 31, 2002 we incurred net losses of $387,253 and $312,735 respectively. For the three months ended March 31, 2004 we incurred a net loss of $133,528 and had an accumulated operating deficit of $2,620,651 as of March 31, 2004. Future losses are likely to occur, as we are dependent on spending money to pay for our operations. No assurances can be given that we will be successful in reaching or maintaining profitable operations. Accordingly, we may experience liquidity and cash flow problems. If our losses continue, our ability to operate may be severely impacted.

We May Need To Raise Additional Capital Or Debt Funding To Sustain Operations

Unless we can become profitable with the existing sources of funds we have available and our operations, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to grow our sales. In addition, to the extent that we have a working capital deficit and cannot offset the deficit from profitable sales we may have to raise capital to repay the deficit and provide more working capital to permit growth in revenues. We cannot give assurance that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to reduce the pace of business operations. Any of these events could be materially harmful to our business and may result in a lower stock price.

We Have Been The Subject Of A Going Concern Opinion For The Years Ended December 31, 2003 And December 31, 2002 From Our Independent Auditors, Which Means That We May Not Be Able To Continue Operations Unless We Can Become Profitable Or Obtain Additional Funding

Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our financial statements for the years ended December 31, 2003 and December 31, 2002, which states that the financial statements raise substantial doubt as to our ability to continue as a going concern. Our ability to make operations profitable or obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We expect to be able to continue operations for twelve months with the cash anticipated from our operations and from the Securities Purchase Agreement and the Equity Distribution Agreement we entered into with and Cornell Capital Partners, which were signed on June 2, 2004. Should the funds be unavailable, our ability to operate will be severely affected.

We Are Subject to Price Volatility Due to Our Operations Materially Fluctuating

As a result of the evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, we believe that our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarter, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. You should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

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  our ability to retain existing clients and customers;
  our ability to attract new clients and customers at a steady rate;
  our ability to maintain client satisfaction;
  the extent to which our products gain market acceptance;
  the timing and size of client and customer purchases;
  introductions of products and services by competitors;
  price competition in the markets in which we compete;
  our ability to attract, train, and retain skilled management, the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure; and
  general economic conditions and economic conditions specific to the custom motorcycle industry.
Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly, Which May Affect Our Shareholders’ Ability To Sell Shares Of Our Common Stock

Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. These factors may negatively impact shareholders’ ability to sell shares of our common stock.

Our Common Stock Is Deemed To Be “Penny Stock,” Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:
  With a price of less than $5.00 per share;
  That are not traded on a “recognized” national exchange;
  Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or
  In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.
Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

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We Could Fail To Attract Or Retain Key Personnel, Which Could Be Detrimental To Our Operations

Our success largely depends on the efforts and abilities of Larry Lunan, our Chief Executive Officer. The loss of the services of Mr. Lunan could materially harm our business because of the cost and time necessary to find a successor. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on Mr. Lunan. We also have other key employees who manage our operations and if we were to lose their services, senior management would be required to expend time and energy to replace and train their replacements. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

We May Not Be Able To Compete Effectively In Markets Where Our Competitors Have More Resources

Many of our competitors have longer operating histories, larger customer bases, longer relationships with clients, and significantly greater financial, technical, marketing, and public relations resources than Bad Toys. Based on total assets and annual revenues, we are significantly smaller many of our competitors. Similarly, we compete against significantly larger and better-financed companies in our business. We may not successfully compete in any market in which we conduct currently or in the future. The fact that we compete with established competitors who have substantially greater financial resources and longer operating histories than us, enables them to engage in substantial advertising and promotion and attract a greater number of customers and business than we currently attract. While this competition is already intense, if it increases, it could have an even greater adverse impact on our revenues and profitability.

Our Limited Operating History Makes It Difficult To Forecast Our Future Results

As a result of our limited operating history, our historical financial and operating information is of limited value in predicting our future operating results. We may not accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us, and, therefore, we may fail to make accurate financial forecasts. Our current and future expense levels are based largely on our investment plans and estimates of future revenue. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which could force us to curtail or cease our business operations.

Future Acquisitions May Disrupt Our Business And Deplete Our Financial Resources

Any future acquisitions we make could disrupt our business and seriously harm our financial condition. We intend to consider investments in complementary companies and products. While we have no current agreements to do so, we anticipate buying businesses in the future in order to fully implement our business strategy. In the event of any future acquisitions, we may:
  issue stock that would dilute our current stockholders’ percentage ownership;
  incur debt;
  assume liabilities;
  incur amortization expenses related to goodwill and other intangible assets; or
  incur large and immediate write-offs.
The use of debt or leverage to finance our future acquisitions should allow us to make acquisitions with an amount of cash in excess of what may be currently available to us. If we use debt to leverage up our assets, we may not be able to meet our debt obligations if our internal projections are incorrect or if there is a market downturn. This may result in a default and the loss in foreclosure proceedings of the acquired business or the possible bankruptcy of our business.

Our operation of any acquired business will also involve numerous risks, including:
  integration of the operations of the acquired business and its products;
  unanticipated costs;
  diversion of management’s attention from our core business;
  adverse effects on existing business relationships with suppliers and customers;
  risks associated with entering markets in which we have limited prior experience; and
  potential loss of key employees, particularly those of the purchased organizations.

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Risks Related To This Offering

Future Sales By Our Stockholders May Negatively Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 7,993,016 shares of common stock outstanding as of July 6, 2004, 3,311,429 shares are, or will be, freely tradable without restriction, unless held by our “affiliates”. The remaining 4,681,587 shares of common stock, which will be held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. In addition, we have issued, or will issue, secured debentures convertible into shares of common stock at a floating discount rate.

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Equity Distribution Agreement

The sale of shares pursuant to the Equity Distribution Agreement will have a dilutive impact on our stockholders. For example, if the offering occurred on June 15, 2004 at an assumed offering price of $1.84 per share, the new stockholders would experience an immediate dilution in the net tangible book value of $1.0180 per share. As a result our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue in order to receive the maximum cash advance allowed under the Equity Distribution Agreement. If our stock price is lower, then our existing stockholders would experience greater dilution.

Cornell Capital Partners Will Pay Less Than The Then-Prevailing Market Price Of Our Common Stock Under The Equity Distribution Agreement

The common stock to be issued under the Equity Distribution Agreement will be issued at a 2% discount to the lowest volume weighted average price for the five days immediately following the notice date of any cash advance we receive. In addition, Cornell Capital Partners will retain 5% from each advance. These discounted sales could cause the price of our common stock to decline.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

As of July 6, 2004, we had 7,993,016 shares of common stock outstanding and 818,888 shares of preferred stock outstanding that could be converted into 8,188,880 shares of common stock. Up to an additional 6,654,836 shares of common stock may be issued under the Equity Distribution Agreement. The selling stockholders intend to sell into the public market 6,877,652 shares of common stock being registered in this offering. That means that up to 6,877,652 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. Our officers and directors and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and Rule 144 regulations.

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Our Common Stock Trades Sporadically; The Market Price Of Our Securities May Be Volatile

Our common stock currently trades sporadically on the Over-the-Counter Bulletin Board. Our common stock has traded as low as $0.35 and as high as $1.92 between November 11, 2003 and June 15, 2004. From time to time after this offering, the market price of our common stock may experience significant volatility. Our quarterly results, failure to meet analysts expectations, announcements by us or our competitors regarding acquisitions or dispositions, loss of existing clients, new procedures or changes in general conditions in the economy, and general market conditions could cause the market price of the common stock to fluctuate substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many companies. These price and volume fluctuations often have been unrelated to the operating performance of the affected companies.

The Sale Of Our Stock Under Our Equity Distribution Agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

In many circumstances the provision of financing based on the distribution of equity for companies that are traded on the Over-the-Counter Bulletin Board has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if Bad Toys has not performed in such a manner to show that the equity funds raised will be used to grow Bad Toys. Such an event could place further downward pressure on the price of our common stock. Under the terms of our Equity Distribution Agreement, we may request numerous cash advances. Even if we use the cash advances to grow our revenues and profits or invest in assets that are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for our stock, the price will likely decline.

It is not possible to predict the circumstances whereby short sales could materialize or how low the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to our stock.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We May Not Be Able To Access Sufficient Funds Available Under The Equity Distribution Agreement When Needed

We are dependent on external financing to fund our operations. Our financing needs are expected to be substantially provided from the Equity Distribution Agreement we entered with Cornell Capital Partners. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum cash advance of $225,000 during any seven trading day period. If the actual average price at which we sell shares of common stock under the Equity Distribution Agreement were less than our current offering price per share, we would need to register additional shares to fully utilize the funds available to us under the Equity Distribution Agreement.

We May Not Be Able To Obtain A Cash Advance Under The Equity Distribution Agreement If Cornell Capital Partners Holds More Than 9.9% Of Our Common Stock

In the event Cornell Capital Partners holds more than 9.9% of our then-outstanding common stock, we will be unable to obtain a cash advance under the Equity Distribution Agreement. A possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

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FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

10

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to Bad Toys. A description of each selling shareholder’s relationship to Bad Toys and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Acquired under the Equity Distribution Agreement	Percentage of Outstanding Shares to Be Acquired under the Equity Distribution Agreement	Shares to be Sold in the Offering	Percentage of Shares Beneficially Owned After Offering (1)

Shares Acquired in Financing Transactions with Bad Toys
Cornell Capital Partners, L.P.	217,246(2)	2.72%	6,654,836	45.43%	6,872,082(3)	0%
Consultants and Others
Newbridge Securities Corporation	5,570	*	--	--%	5,570	0%

Total	222,816	2.72%	6,654,836	45.43%	6,877,652	0%

_______________

*Less than 1%.

(1)        Applicable percentage of ownership is based on 7,993,016 shares of common stock outstanding as of July 6, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of July 6, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of July 6, 2004, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding f or the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations – percentage computation is for form purposes only.

(2)         217,246 shares of common stock received by Cornell Capital Partners as a one-time commitment fee under the Equity Distribution Agreement.

(3)         Includes the 6,654,836 shares to be acquired by Cornell Capital Partners under the Equity Distribution Agreement and the 217,246 shares of common stock received as a one-time commitment fee under the Equity Distribution Agreement.

The following information contains a description of each selling shareholder’s relationship to Bad Toys and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with Bad Toys, except as follows:

Shares Acquired In Financing Transactions With Bad Toys

Cornell Capital Partners. Cornell Capital Partners is the investor under the Equity Distribution Agreement and a holder of common stock issued by Bad Toys. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all of the shares being registered in this offering in financing transactions with Bad Toys. Those transactions are explained below:

•      Equity Distribution Agreement.On June 2, 2004, Bad Toys entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, we may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $12,000,000. The purchase price for the shares is equal to 98% of the market price, which is defined as the lowest volume weighted average price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $225,000, with no advance occurring within seven trading days of a prior advance. Cornell Capital Partners receiv ed a one-time commitment fee of 217,246 shares of our common stock. In addition, Cornell Capital Partners is entitled to retain a fee of 5% of each cash advance.

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There are certain risks related to sales by Cornell Capital Partners, including:
  The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater likelihood that Cornell Capital Partners gets more shares. This could result in substantial dilution to the interests of other holders of common stock.
  To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.
  The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by Cornell Capital Partners or others. This could place further downward pressure on the price of the common stock.
Newbridge Securities Corporation. On June 2, 2004, we entered into a Placement Agent Agreement with Newbridge Securities Corporation. Pursuant to the Placement Agent Agreement, we paid Newbridge Securities Corporation a one-time placement agent fee of 5,570 restricted shares of common stock equal to approximately $10,000 based on our stock price on June 2, 2004.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Bad Toys and our business so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

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USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of 6,654,836 shares of common stock to Cornell Capital Partners under the Equity Distribution Agreement. The purchase price of the shares purchased under the Equity Distribution Agreement will be equal to 98% of the market price which is defined in the Equity Distribution Agreement as the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. As an additional fee we will pay Cornell Capital Partners 5% of each cash advance we receive under the Equity Distribution Agreement. Pursuant to the Equity Distribution Agreement, we cannot receive a cash advance of more than $225,000 every seven trading days or more than $12,000,000 over the next 24 months.

For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000, plus 5% fee payable to Cornell Capital Partners under the Equity Distribution Agreement. The figures below are based on good faith estimates and for illustration purposes only. These figures may change due to various factors, including the timing of the receipt of the proceeds.

Gross proceeds	$5,000,000	$8,000,000	$12,000,000

Net proceeds	$4,665,000	$7,515,000	$11,315,000

No. of shares issued under the Equity Distribution Agreement at an assumed price of $1.84	2,772,848	4,436,557	6,654,836

USE OF PROCEEDS:	AMOUNT	AMOUNT	AMOUNT

Business Development	$3,000,000	$4,000,000	$7,000,000
Infrastructure and Improvements	665,000	515,000	1,315,000
Operating Capital	1,000,000	3,000,000	3,000,000

Total	$4,665,000	$7,515,000	$11,315,000

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DILUTION

The net tangible book value of Bad Toys as of March 31, 2004 was of $30,037 or $0.0040 per share of common stock. Net tangible book value per share is determined by dividing our tangible book value (our total tangible assets less our total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Bad Toys, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $1.84 per share, which is in the range of the recent share price.

If we assume that Bad Toys had issued 6,654,836 shares of common stock under the Equity Distribution Agreement at an assumed offering price of $1.84 per share, less retention fees of $600,000 and offering expenses of $85,000, our net tangible book value as of March 31, 2004 would have been $11,577,690 or $0.0040 per share. Note that at an offering price of $1.84 per share, we would receive gross proceeds of $12,000,000, or the entire amount available under the Equity Distribution Agreement. At an assumed offering price of $1.84, Cornell Capital Partners would receive a discount of $600,000 on the purchase of 6,654,836 shares of common stock. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.8179 per share and an immediate dilution to new stockholders of $1.0180 per share. The following table illustrates the per share dilution:

Assumed public offering price per share		$1.84
Net tangible book value per share before this offering	$0.0040
Increase attributable to new investors	$0.8179

Net tangible book value per share after this offering		$0.8220

Dilution per share to new stockholders		$1.0180

The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

ASSUMED OFFERING PRICE	NO. OF SHARES TO BE ISSUED	DILUTION PER SHARE TO NEW INVESTORS

$1.8400	6,654,836(1)	$1.0180
$1.3800	6,654,836	$0.7645
$0.9200	6,654,836	$0.5110
$0.4600	6,654,836	$0.2574

(1)           This represents the maximum number of shares of common stock that are being registered under the Equity Distribution Agreement at this time.

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STANDBY EQUITY DISTRIBUTION AGREEMENT

Summary

On June 2, 2004, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $12,000,000. For each share of common stock purchased under the Equity Distribution Agreement, Cornell Capital Partners will pay us 98% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The number of shares purchased by Cornell Capital Partners for each cash advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Further, Cornell Capital Partners will retain 5% of eac h cash advance we receive under the Equity Distribution Agreement. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, as our placement agent in connection with the Equity Distribution Agreement. For their services, we paid Newbridge Securities Corporation a fee of 5,570 shares of our common stock, equal to approximately $10,000 based on our stock price on June 2, 2004. The effectiveness of the sale of the shares under the Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the SEC and obtaining all necessary permits or qualifying for exemptions under applicable state laws. The costs associated with this registration will be borne by us. There are no other significant closing conditions to cash advan c es under the Equity Distribution Agreement.

Equity Distribution Agreement Explained

Pursuant to the Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held the first trading day after the pricing period at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. We may request cash advances under the Equity Distribution Agreement once the underlying shares are registered with the SEC. Thereafter, we may continue to request cash advances until Cornell Capital Partners has advanced us a total amount of $12,000,000 or 24 months after the effective date of the this registration statement, whichever occurs first.

The amount of each advance is subject to a maximum amount of $225,000, and we may not submit a request for an advance within seven trading days of a prior advance. The amount available under the Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request cash advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. We would be permitted to make draws on the Equity Distribution Agreement only so long as Cornell Capital Partners’ beneficial ownership of our common stock remains lower than 9.9% and, therefore, a possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Distribution Agreement.

We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Equity Distribution Agreement.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent price of $1.84 per share, we would issue 6,654,836 shares of common stock to Cornell Capital Partners for gross proceeds of $12,000,000. These shares would represent 45.43% of our outstanding common stock upon issuance. We are registering 6,654,836 shares of common stock for sale under the Equity Distribution Agreement. Assuming an offering price of $1.84 per share, we should be able to fully utilize the entire $12,000,000 available under the Equity Distribution Agreement. If the average price for which we sold shares under the Equity Distribution Agreement is lower than $1.84 per share, we will need to register additional shares of common stock to fully utilize the shares under the Equity Distribution Agreement.

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There is an inverse relationship between our stock price and the number of shares to be issued under the Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Distribution Agreement at a recent price of $1.84 per share and 25%, 50% and 75% discounts to the recent price.

Purchase Price:	$ 1.8400	$ 1.3800	0.9200	0.4600
No. of Shares(1):	6,654,836	6,654,836	6,654,836	6,654,836
Total Outstanding (2):	14,647,852	14,647,852	14,647,852	14,647,852
Percent Outstanding (3):	45.43%	45.43%	45.43%	45.43%
Net Cash to Bad Toys:	$11,547,653	8,639,490	5,731,327	2,823,163

(1)        Represents the number of shares of common stock to be issued to Cornell Capital Partners, under the Equity Distribution Agreement at the prices set forth in the table, assuming sufficient authorized shares are available.

(2)        Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, under the Equity Distribution Agreement.

(3)        Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

Proceeds used under the Equity Distribution Agreement will be used in the manner set forth in the “Use of Proceeds” section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to receive. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of our common stock under the Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital Partners or if we fail materially to comply with certain terms of the Equity Distribution Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital Partners.

All fees and expenses under the Equity Distribution Agreement will be borne by us. We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 217,246 shares of common stock on June 2, 2004. In addition, we issued 5,570 shares of common stock to Newbridge Securities Corporation, an unaffiliated registered broker-dealer, as compensation for its services as a placement agent in connection with the Equity Distribution Agreement.

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PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or (ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Distribution Agreement. Cornell Capital Partners will pay us 98% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following a request by the Company for an advance. In addition, Cornell Capital Partners will retain 5% of the proceeds received by us under the Equity Distribution Agreement, and received a one-time commitment fee in the form of 217,246 shares of common stock on May 14, 2004. The 5% retainage and the 217,246 shares of common stock are underwriting discounts. In addition, we engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to act as our placement agent in connection with the Equity Distribution Agreement.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The offering expenses consist of: a SEC registration fee of $1,525.47, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $15,974.53. We will not receive any proceeds from the sale of any of the sha res of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Distribution Agreement.

Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them. The selling stockholders and any brokers, dealers or agents that participate in the distribution of common stock may be considered underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by those underwriters, brokers, dealers or agents may be considered underwriting discounts and commissions under the Securities Act of 1933.

17

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the informati on set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

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MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION OR PLAN OF OPERATIONS

Introduction-Forward Looking Statements

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), we are hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements made herein. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions of future events or performance are not statements of historical facts and may be forward-looking. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, including but not limited to, economic, competitive, regulatory, growth strategies, available financing and other factors discussed elsewhere in this report and in documents we have filed with the SEC. Many of these factors are beyond our control. Actual results could differ materially from the forward-looking statements made. In light of these risks and uncertainties, there can be no assurance that the results anticipated in the forward-looking information contained in this report will, in fact, occur.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Going Concern

We have been the subject of a going concern opinion from or independent auditors. Our independent auditors have expressed substantial doubt as to our ability to continue as a going concern due to the fact that we have suffered recurring losses from our operations and have a significant capital deficiency. Management recognizes that we must generate capital and revenue resources to enable it to continue to operate. Ultimately, we must achieve profitable operations. Management is planning to obtain additional capital from revenue generated from operations and through the sale of equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon us obtaining additional revenues and equity capital and ultimately achieving profitable operations. Our financial statements do not include any adjustments that might result from the outcome of our financial uncertainty. A failure to achieve positive cash flow by the end of 2004 could be fatal to our business. While the financing we may obtain through our agreements with Cornell Capital Partners may improve our working capital position, there can be no assurance that we will be successful in accomplishing our objectives.

Financing Of Bad Toys

On June 2, 2004, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, we may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $12,000,000. The purchase price for the shares is equal to 98% of their market price, which is defined in the Equity Distribution Agreement as the lowest volume weighted average price of the common stock during the five trading days following the notice date. The amount of each cash advance we will receive from Cornell Capital Partners is subject to a maximum advance amount of $225,000, with no cash advance occurring within seven trading days of a prior advance. Cornell Capital Partners will pay us 98% of, or a 2% discount to the lowest volume weighted average price of the common stock during the five consecutive trading day period immediately follo wing the notice date.

On August 23, 2000, we assumed $986,000 in loans owed to Larry N. and Susan H. Lunan, and took control of all motorcycle-related assets of our predecessor, the former Bad Toys, Inc. Between August 24, 2000, and March 31, 2001, we retired approximately $561,200 in debt owed principally to our majority shareholders, Larry N. and Susan H. Lunan, through the issuance of 3,605,621 shares of common stock to the Lunans at a price of $.10 per share and the issuance of 2,006,379 shares to others at a price of $.10 per share. The majority of these shares (4,680,064 shares) were issued on August 24, 2000 and the remaining shares (930,136 shares) were issued on March 31, 2001. On March 31, 2002, we converted the balance of the $500,000 in loans assumed from our predecessor into 500,000 shares of our preferred stock, at a price of $1.00 per share, which shares were primarily issued to the Lunan s. From August 24, 2000 to December 31, 2002, we borrowed an additional $768,900 from the Lunans and friends and family of the Lunans. Also on March 31, 2002, we converted into 527,000 shares of our preferred stock $527,000 of the $768,900 owed to the Lunans and friends and family of the Lunans. On December 31, 2002, we converted into 200,000 shares of our common stock $100,000 of debt owed to the Lunans at a price of $.50 per share. Thereafter, as of December 31, 2002 we owed the Lunans $140,245 and did not owe any money to friends and family of the Lunans. On September 30, 2003, and December 31, 2003, we converted into 200,000 shares of our common stock of debt owed to the Lunans at .50 per share. At various times during 2003, the Lunans advanced us $365,593 for working capital. After the debt conversion to common stock, we owe the Lunans $305,838.

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Results Of Operation For The Three Months Ended March 31, 2004 Compared To The Three Months Ended March 31, 2003

Revenues

Revenues for the three months ended March 31, 2004 were $63,214, which was an increase of $5,745 when compared with the revenue for the three months ended March 31, 2003 of $57,469. The increase is due to the new brokerage activity in our wholly owed subsidiary, Bad Boyz Toyzz, Inc., during the quarter ended March 31, 2004.

Cost Of Sales

Our cost of sales increased to $61,812 from $60,218 for the three months ended March 31, 2004 as compared to the three months ended March 31, 2003. The increase in our cost of sales of $1,594 was directly related to the increase in outside accounting services related to payroll activity for the three months ended March 31, 2004.

General And Administrative

We had general and administrative expenses for the three months ended March 31, 2004 of $105,274 as compared to $45,276 for the three months ended March 31, 2003. The increase of $55,847 was due principally to the cost of the new brokerage activity in Bad Boyz Toyzz, Inc., in the amount of approximately $12,000, offset by a decrease in depreciation expense of approximately the same amount plus an increase of $53,000 in legal and accounting fees and consulting costs associated with the purchase of Chambers Automotive, Inc. and Precision Tricks Customs, Inc., and other acquisition activities.

Net Loss

Our net loss for the three months ended March 31, 2004 was $133,525 as compared to $75,863 for the three months ended March 31, 2003. The increase in net loss of $57,665 was due principally to our acquisitions of Chambers Automotive, Inc. and Precision Tricks Customs, Inc.

Discussion Of Operations Comparing The Years Ended December 31, 2003 And December 31, 2002

Revenues

Revenues for the year ended December 31, 2003 were $207,237, which was an increase of $102,861 when compared with revenue for the year ended December 31, 2002 of $104,376. The increase was due to the greater number of motorcycles sold during 2003. During 2002, we sold only one custom motorcycle, accounting for $48,072 of 2002 revenues, or 46% of overall revenues. During 2003, we sold three custom motorcycles, accounting for $126,224 of 2003 revenues, or 61% of overall revenues. Customizing motorcycles accounted for approximately $29,266 of our annual revenues during fiscal year 2002, or 28% of overall revenues, and servicing motorcycles accounted for approximately $27,038 of our annual revenues during the same period, or 26% of overall revenues. Customizing motorcycles accounted for approximately $33,158 of our annual revenues during the year ended December 31, 2003, or 16% of over all revenues, and servicing motorcycles accounted for approximately $26,940 of our annual revenues during the same period, or 13% of overall revenues. Brokerage fees accounted for $21,000 of 2003 revenues, or approximately 10%.

Our revenues for 2002 were affected as a result of our president, Larry N. Lunan, being severely injured in October, 2001. This accident caused Mr. Lunan to be completely absent from the business until early March, 2002. From March through September 2002, Mr. Lunan worked on a periodic basis and returned to work full time in October, 2002. In March, 2002, we hired a full-time store manager. Management believes that by hiring a full-time store manager, the future absence of Mr. Lunan for a period of time from our operations will not have such a profound impact on our revenues.

20

Cost Of Sales

Our cost of sales was $215,072 for the year ended December 31, 2003 as compared to $77,277 for the year ended December 31, 2002. The increase in our cost of sales, in the amount of $137,795 was related to the increase in revenues of approximately $103,000 for the year 2003, which accounted for approximately $56,000 of the cost of sales increase, and a $24,000 increase in labor for increased activity, the staffing related to the new brokerage business, and a new activity associated with the commencement of the custom car business. The balance of $23,000 is principally related to the brokerage activity.

General And Administrative Expenses

General and administrative expenses for the year ended December 31, 2003 was $311,809 as compared to $22,266 for the year ended December 31, 2002. The total increase of $85,540 was due principally to the activity of becoming a public trading company and legal fees associated with the Mycom lawsuit filed by our majority shareholders, Larry N. and Susan H. Lunan. These two activities accounted for $63,540 of the increase in expenses. Advertising and travel account for the remaining $22,000 in additional expenses.

Cash Flows

Cash and cash equivalents increased from $5,618 for the year ended December 31, 2002 to $18,275 for the year ended December 31, 2003, primarily due to loans from shareholders. Our management believes that cash on hand will not be sufficient to satisfy cash requirements over the next twelve months. See the section below entitled “Liquidity and Proposed Plan for the Next Twelve Months”.

Liquidity And Cash Flow For The Quarter Ended March 31, 2004 Compared To The Quarter Ended March 31, 2003

Cash and cash equivalents increased from $2,823 for the quarter ended March 31, 2003 to $27,520 for the quarter ended March 31, 2004, primarily due to loans from shareholders. Management believes that cash on hand will not be sufficient to satisfy cash requirements over the next twelve months. Our management believes that it will need to raise approximately $175,000 to $250,000 to cover expenses for the year 2004. We have funded our cash needs over the quarter ended March 31, 2004 with cash on hand, revenues, and loans from shareholders.

Liquidity And Proposed Plans For The Next Twelve Months

Our plan of operation for the next twelve months is to continue to improve our cash flow from operations. We expect our acquisition of Bad Boyz Toyzz, Inc., to provide positive cash flow. We are also continuing our efforts to increase motorcycle sales by establishing an east and west coast distributor. We are continuing our advertising via the internet and plan to commence advertising in the print media. In February 2004, we increased our product base and customer base by purchasing the assets of Chambers Automotive, Inc. and Precision Tricks Customs, Inc. We commenced operating these combined entities for approximately one month, at which time a legal controversy developed regarding the transfer of the assets. We are in the process of pursuing these legal remedies and expect to operate the custom car business before the end of 2004. (See the “Legal Proceedings” section.)

Management believes that it will need to raise approximately $175,000 to $250,000, exclusive of any merger activity, to cover expenses for the year 2004, in the event there is a delay in reactivating the custom car segment of our business. During 2003, we needed to raise $386,000 for our operating activities, which included a cash advance of $62,500 to our merger candidate. We believe that our primary operating expenses in 2004 will consist of employee (non-executive) salaries in the approximate amount of $100,000 and costs of leasing and maintaining our facility (including the costs of utilities) from which we operate in the approximate amount of $40,000. We believe that outside accounting and legal services and other miscellaneous expenses for 2004 will be approximately $60,000.

We plan, subject to the availability of capital, to add approximately $100,000 in inventory to the present approximately $315,000 in inventory we have in our Kingsport facility to offer a more complete line of equipment, helmets and soft goods. We plan next to add approximately $30,000 in plant equipment (benches, lifts, a milling machine and a drill press) to eliminate the present practice of subcontracting all our machine work. Should the above plans be realized, we believe we could add approximately seven employees to our Kingsport payroll at an approximate cost of $5,000 per week. We plan to raise the funds necessary to expand our Kingsport operations through the sale of our securities. There can be no assurance, however, that we will be able to successfully raise these funds through offering our securities or otherwise. If we are not able to raise these funds, we will not be a ble to expand our Kingsport operations during this time frame or possibly at all.

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In addition, we plan to open a second facility from which to conduct our business in Phoenix, Arizona, subject to the availability of additional capital. We believe that it will cost us $1,000,000 to open a second location with $500,000 of such amount being used for inventory and $150,000 of such amount being used for equipment and leasehold improvements. Of the remaining $350,000, $75,000 would be used for advertising, and the balance of $275,000 would be used for working capital. Working capital initially would be used to pay for the cost of employees for the second facility, which we believe could be $5,000 per week and the cost of renting the real property on which the facility would be located, which is estimated to be between $15,000 and $20,000 per month. There can be no assurance, however, that we will be able to successfully raise these funds through the sale of our securi ties or otherwise. If we are not able to raise these funds, we will not be able to open a second location during this time frame or possibly at all.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

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DESCRIPTION OF BUSINESS

General

Bad Toys, was incorporated on June 1, 2000 in the State of Nevada under the name BTMC, Inc. We changed our name to Bad Toys, Inc. before we commenced operations in early September 2000. Bad Toys is the successor to a motorcycle business, which was founded by one of our major shareholders, Larry N. Lunan, and was previously conducted under another corporate entity which also used the name Bad Toys, Inc. Bad Toys manufactures for sale V-twin motorcycles from component parts, maintains a customizing and motorcycle servicing operation and special orders premium accessories, parts, customizing items and apparel related to Harley-Davidson motorcycles.

The Manufacture For Sale Of Motorcycles From Component Parts

Our showcase model, the “Phoenix”, is a distinctive V-twin motorcycle. We build it from component parts available from motorcycle parts suppliers. We have three “Phoenix” models on hand for display and for selling purposes. We also have models which are named the “Taos” and “Concord” and are featured on our website at www.badtoys.net. Our “Rigid Frame” and “Tour Glide” models, which are not shown on our website, are in the development stage.

In motorcycle circles, the models are known as custom-manufactured, V-Twin, HD-type motorcycles. They are called “V-Twin” because they have two-cylinders set at a 45-degree angle to each other; and they are called “HD-type” because of their resemblance to the motorcycles manufactured by Harley-Davidson. The models are “custom manufactured”, because we will build many features of the models to each customer’s order. We commenced selling to the public in September, 2000 and since that date have sold five motorcycles.

We manufacture, to customers’ orders, V-Twin, HD-type motorcycles from components parts in five basic styles:

•   Traditional-classic, the full fenders model Harley-Davidson made famous;
•   Pro Street, a lowered frame with wide tires, short fender and a low back fender;
•   Outlaw Low Riders, with narrow forks and stubby fenders;
•   Tour Glide package, with foot rests rather than foot pegs, saddlebags with windshield option; and
•   Street Custom conversion, with wide tires and short fenders.

We build custom-manufactured motorcycles in our shop in Kingsport, Tennessee. We have three Phoenix, two Taos and two Concord motorcycles for sale. We require up-front, partial payments from customers to finance our purchase of custom parts not in inventory.

Our choice of sparsely populated Kingsport, Tennessee for our first location we believe was beneficial primarily in providing us a two-year, relatively low-overhead business operating environment for completing the design and development of the Phoenix motorcycle. We face the material risk that, unless we can open a second location in a major metropolitan area, our product will be too highly priced for the majority of motorcycle buyers in the area where we now operate, the greater Kingsport, Tennessee area. Our Taos, Phoenix and Concord models are priced at $49,000, $48,000 and $47,000, respectively. Our pricing is based on our costs plus a retail and overhead markup. These prices may vary if a motorcycle is customized.

Supplies

We obtain our supplies from after market Harley-Davidson suppliers and other manufacturers of motorcycle parts, such as Pro One, Bay Area Custom, J. Brake, Arlen Ness and Performance Machine. These supplies are readily available. Although we are authorized non-exclusive dealers of all the above-named suppliers and many others, we are still required to pay cash for most large motorcycle parts.

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Dependence On Major Customers

We are not dependent on any major customers.

Patents, Trademarks And Licenses

We have not filed for any patents or trademarks, and we have no licenses. We are not a licensed Harley-Davidson dealer, as we do not sell new Harley-Davidson motorcycles. Although we believe we have obtained common law rights through the use of the name “Bad Toys” in connection with our business that are independent of the United States Patent and Trademark Office registration process, our failure to obtain proprietary protection in the future for the use of the name “Bad Toys” could negatively affect our operations.

Government Approval And Regulations

We do not need U.S. Department of Transportation or any other governmental agency approval to build special construction motorcycles that are custom-made to a customer’s order, to rebuild motorcycles or to assemble a motorcycle from component parts that are available in the open market. Our business is subject to no government regulations other than those of the Environmental Protection Agency or regulating the disposal of oil, grease, tires, batteries and the prevention of pollution. We believe we are in compliance with Occupational Safety and Health Administration and Environmental Protection Agency regulations. All of our motorcycles are built by hand rather than in a moving assembly line. Safety goggles are used when required, and fire extinguishers are readily available. We dispose of pollutants by periodically taking them to authorized disposal sites.

Research And Development

We have expended no funds during the last two years on research and development.

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MANAGEMENT

Officers And Directors

As of July 6, 2004, the directors and executive officers of Bad Toys, their age, positions, the dates of their initial election or appointment as directors or executive officers, and the expiration of the terms are as follows:

Name of Director/Executive Officer	Age	Position	Period Served

Larry N. Lunan	66	Chairman, Chief Executive Officer, and President	July 1994 to Present
Roger A. Warren	39	Director, Vice President, Chief Financial Officer and Principal Accounting Officer	August 2000 to Present
Clinton L. Hubbard	52	Director	August 2000 to Present

Duties, Responsibilities And Experience

Larry N. Lunan. Mr. Lunan founded Bad Toys, Inc., our predecessor company, in April 1995, but has devoted his full-time efforts to the business since mid-1994. Mr. Lunan has been an active motorcycle hobbyist since the mid-1950s. Mr. Lunan received a certified public accountant certificate in 1968 and was an accountant with Haskins & Sells from 1967 to 1971. From 1971 to 1975 Mr. Lunan was a controller and vice president of finance for Arcata Book Group, a subsidiary of Arcata Corporation. From 1982 until July 1994 he was employed as president of Fors Capital Corporation, a wholly-owned business consulting firm. In this capacity he was active in development-stage companies and capital formation.

Roger A. Warren. Mr. Warren is a C.P.A. for Stafford & Warren, a C.P.A. firm specializing in small, start-up, and development-stage companies. Client industries served include manufacturing enterprises, real estate, professional service corporation, mining operations, and environmental clean-up. Mr. Warren was an accountant with Arthur Young & Co. from 1986 to 1990 and received a certified public accounting certificate in 1990. He then practiced accountancy as a sole proprietor from 1990 until 1998, when he combined his practice with Stafford & Associates to form Stafford & Warren. Mr. Warren has served as Chief Financial Officer and as a director of Bad Toys since August 2000.

Clinton L. Hubbard. Mr. Hubbard is a practicing lawyer in Irvine, California, specializing in business and real estate matters. He was admitted to the Colorado Bar in 1974 and to the California Bar in 1978. Mr. Hubbard was also the Executive Vice-President for Sales and Marketing for Pleion Corporation, a medium size office equipment manufacturing company. His background also includes service in the United States Marine Corps as an infantry officer, and as a judge advocate and military judge following law school, retiring from the reserves as a Lieutenant Colonel in 1990. Mr. Hubbard has served as a director of Bad Toys since August 2000. Mr. Hubbard is also a director of Blue Book International HLDG, a public company within the meaning of the Securities Exchange Act of 1934, as amended.

Involvement In Legal Proceedings

None of our executive officers nor directors have been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

None of our executive officers nor directors have been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding or any other legal proceeding that is currently pending.

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Audit Committee And Financial Expert

We do not have an audit committee. Mr. Lunan and Mr. Warren perform some of the same functions of an audit committee, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors independence, the financial statements and their audit report; and reviewing management’s administration of the system of internal accounting controls. We do not currently have a written audit committee charter or similar document.

Code Of Ethics

We have not adopted a corporate code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions in that our sole officer and director serves in all the above capacities. Our decision not to adopt such a code of ethics results from our having a limited management team of only two officers operating our business.

Executive Compensation

The following table sets forth, information regarding the compensation earned by our Chief Executive Officer and each of our most highly compensated executive officers whose aggregate annual salary and bonus exceeded $100,000, for each of the years indicated with respect to services rendered by such persons.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation

Name and Principal Position(2)	Year	Salary	Bonus ($)	Other Annual Compensation ($)	Awards Securities Underlying Options SARs (#)	Payouts LTIP Payouts ($)	All Other Compensation ($)

Larry N. Lunan	2003	$ 72,000	_____	_____	_____	_____	_____
President and Chief Executive	2002	$ 72,000	_____	_____	_____	_____	_____
Officer	2001	$ 72,000	_____	_____	_____	_____	_____

Option Grants

There were no stock options granted to the officers or directors for fiscal year 2003 or during the quarter ended March 31, 2004.

Compensation Of Directors

Directors do not receive compensation for their services as directors.

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DESCRIPTION OF PROPERTY

We do not own our offices or facilities. We lease space for our retail and manufacturing operation at a single facility in specially designed 3,000-square-foot retail and service building. The retail facility is located at 2046 West Stone Drive, Kingsport, Tennessee 37660.

The facility is in a high traffic area with approximately 15,000 vehicles passing by a day. The facility is easily accessible by freeway and we believe it could draw customers from a 150-mile radius with a local population of approximately 3,000,000 people. The property has ample parking and an outside area for weekend events and motorcycle display.

The forward area of the showroom is for the display of our custom-built motorcycles. We also plan to use this area to display rebuilt Harley-Davidson motorcycles for resale, if and when we begin this facet of our planned business.

The facility showroom, if our operations in Kingsport, Tennessee are expanded, will emphasize permanently affixed displays of products with secured inventory storage compartments. We believe this should provide an efficient use of display space, increased security, efficient showroom stocking maintenance and enhanced inventory control. The showroom will be organized to allow for variation in location of displays to accommodate customer traffic flow within the store and to heighten interest.

We believe the warehouse area of the facility has adequate space to stock and store quantities of all items on display in the showroom in addition to numerous other mechanical parts and items not displayed which are in daily demand.

We believe the service and assembly area is large enough to house a staff of mechanics and service personnel and is capable of accommodating the custom building of motorcycles and the rebuilding of Harley-Davidson motorcycles for resale, if and when we begin this planned facet of our business.

The original term of the lease expired in December 31, 2003, and we now lease the facility on a month to month basis. We believe we will be able to negotiate a longer term lease with the lessor of the property, but there can be no assurance that we will be able to negotiate a longer term lease over the next several months or at all. In the event we are unable to negotiate a longer-term lease and is required to relocate to a new facility, our short term operations would be negatively effected, but we do not believe that relocation alone would be fatal to our long-term operations.

The month-to-month lease is with a shareholder at rates we believe are competitive in the area for similar space. The original term of the lease was partially paid through the issuance of 100,000 shares of our restricted common stock, at an issue price of $.10 per share, to the lessor of the property. Accordingly, total consideration paid to the lessor in stock was $10,000. We currently pay the lessor $1,500 in cash per month as rent. We also pay $250 per month to our Chief Executive Officer, Mr. Lunan, for the use of additional office space owned by Mr. Lunan.

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LEGAL PROCEEDINGS

Chambers Automotive, Inc., Precision Tricks Customs, Inc. & Jimmy Chambers, Inc. On June 4, 2004, Jimmy Chambers, Chambers Automotive and Precision Tricks Customs, Inc. filed a lawsuit, which included a shareholders’ derivative action, in the Circuit Court of Cheatham County, Tennessee against Bad Toys, Inc. and Larry Lunan seeking, among other things, to remove Larry Lunan as the Chief Executive Officer of Bad Toys, Inc. and to compel Bad Toys, Inc. perform certain obligations under an asset purchase agreement entered into by all of the parties to this lawsuit. No specific amount of damages was claimed in the lawsuit, only an unspecified amount of attorneys fees.

Chambers Automotive, Inc., and Jimmy Chambers. On March 30, 2004, Jimmy Chambers, Chambers Automotive, Inc. and Precision Tricks Customs, Inc. filed a lawsuit in the Circuit Court for Cheatham County, Tennessee against Bad Toys and Larry Lunan seeking $15,000 and specific performance of their obligations under an asset purchase agreement entered into by the parties. The complaint was filed in connection with that certain Asset Purchase Agreement dated February 4, 2004 among Bad Toys, its acquisition subsidiary formed on February 4, 2004 and Chambers Automotive, Inc. and Precision Tricks Customs, Inc. The dispute is in connection with the transfer of the assets of Chambers Automotive, Inc. and Precision Tricks Customs, Inc. to Bad Toys, including real property and a manufacturing facility previously used by both entities pursuant to the Asset Purcha se Agreement. We believe that the assets and the real property were transferred pursuant to the Asset Purchase Agreement and a related bill of sale. Bad Toys and Mr. Lunan deny all allegations in the complaint and filed an answer and a counterclaim on April 12, 2004 alleging, among other things, conversion, breach of contract and intentional misrepresentation.

The First Tennessee Bank. In May 2003, The First Tennessee Bank, a financial institution from which we borrowed $50,000, which was payable in full, together with interest accruing at an annual rate of 5.75%, on December 31, 2002, instituted legal action against Bad Toys and Mr. Lunan to enforce repayment of this loan and to take possession of certain inventory of the Company securing the loan. We filed a counterclaim against The First Tennessee Bank claiming damages as a result of the Bank’s failure to sell certain securities owned by Susan H. Lunan and pledged to the bank as additional security for the loan. A judgment was entered in favor of the Bank on its claim against Bad Toys in the amount of approximately $49,000 in September 2003. The judgment entered against Bad Toys provides for the foreclosure on certain inventory pledged by Bad Toy s to secure the loan. Additionally, Bad Toys’ counterclaim against The First Tennessee Bank was dismissed, with prejudice. Bad Toys has appealed the decision. The Bank’s claim has been bonded in full by the Lunans as of March 31, 2004 and the Lunans paid approximately $35,000 to the Bank, with a remaining balance on the claim of $13,500.

Mycom Group, Inc. On June 25, 2001, Bad Toys and our majority shareholders, Larry N. Lunan and Susan H. Lunan, have filed a $300,000 claim against Mycom Group, Inc., a Ohio corporation, in connection with a merger that occurred in August, 2000, between Mycom Group, Inc. and our predecessor company, pursuant to which Mycom Group, Inc. acquired our predecessor company’s corporate shell for use in an unrelated business. Pursuant to the terms of the merger transaction, our predecessor company’s custom motorcycle and manufacturing business and all of our predecessor company’s assets associated with such business were transferred to the Lunans, the former majority shareholders of our predecessor company, in exchange for the Lunans’ cancellation of $654,212 in debt owed to them by our predecessor company and the Lunans’ assumption of all other unpaid debt of our predecessor company. Thereafter, the Lunans transferred these assets to Bad Toys in exchange for Bad Toys assumption of all liabilities related to our predecessor company’s motorcycle business that had been assumed by the Lunans. The Lunans believe that as a part of that transaction, Mycom Group, Inc. was to have paid $300,000 as reimbursement for certain costs paid in connection with the merger transaction, which reimbursement did not occur. This litigation is pending in the United States District Court for the Southern District of Ohio. The Lunans have also filed a malpractice claim against an attorney who advised our predecessor company in connection with this merger seeking damages in the amount of $300,000.

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PRINCIPAL STOCKHOLDERS

Security Ownership Of Certain Beneficial Owners And Management

The table below sets forth information with respect to the beneficial ownership of our common stock as of July 6, 2004 for (i) any person who we know is the beneficial owner of more than 5% of our outstanding common stock; (ii) each of our directors or those nominated to be directors, and executive officers; and (iii) all of our directors and executive officers as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)

Common	Larry N. Lunan(3)(4) 2344 Woodridge Avenue, Kingsport, TN 37664	12,594,501	85.14

	Susan H. Lunan(3)(5) 2344 Woodridge Avenue, Kingsport, TN 37664	12,594,501	85.14

	Roger A. Warren 17130 Redhill Avenue, Irvine, CA 92714	50,000	*

	Clinton L. Hubbard 10 Rivera, Cote De Casa, CA 92679	245,000	3.07

	Al Kau 2344 Woodridge Avenue, Kingsport, TN 37664	400,000	5.0

	Total	12,889,501	93.21

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SECURITY OWNERSHIP OF MANAGEMENT

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)

Common	Larry N. Lunan(3)(4) 2344 Woodridge Avenue, Kingsport, TN 37664	12,594,501	85.14
	Roger A. Warren 17130 Redhill Avenue, Irvine, CA 92714	50,000	*
	Clinton L. Hubbard 10 Rivera, Cote De Casa, CA 92679	245,000	3.07
Total	All Directors & Officers and Beneficial Owners as a Group(6)	12,889,501	88.21

*Less than 1%.

(1)   Unless otherwise noted, we believe that all shares are beneficially owned and that all persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them. See Footnote 3.

(2)           Applicable percentage of ownership is based on 7,993,016 shares of common stock outstanding as of July 6, 2004 for each stockholder. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of July 6, 2004 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)           Larry and Susan Lunan are husband and wife. Each disclaims beneficial ownership of the other’s shares of Bad Toy common stock and preferred stock. Mr. Lunan owns 2,710,586 shares of common stock and 409, 444 shares of preferred stock and Mrs. Lunan owns 1,695,035 shares of common stock and 409,444 shares of preferred stock. Each share of preferred stock is convertible into 10 shares of common stock.

(4)           Includes 4,094,440 shares that are obtainable upon conversion of preferred stock held by Mr. Lunan and 4,094,440 shares that are obtainable upon conversion of preferred stock by Ms. Lunan.

(5)           Includes 4,094,440 shares that are obtainable upon conversion of preferred stock held by Ms. Lunan and 4,094,440 shares that are obtainable upon conversion of preferred stock by Mr. Lunan.

(6)   Includes 8,188,880 shares of common stock obtainable upon conversion of preferred stock owned by officers and directors.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, there were no transactions during the last two fiscal years, and there are no proposed transactions, that involve amounts in excess of $60,000 to which we were or are to become a party in which any director, executive officer, beneficial owner of more than five percent of our common stock, or members of their immediate families had, or is to have, a direct or indirect material interest.

On December 31, 2002, we issued 200,000 shares of our common stock to Mr. Larry Lunan, our Chief Executive Officer and his wife Mrs. Susan Lunan for the amount of $100,000 of debt owed to the Lunans. The shares were issued at a price of $.50 per share. As of December 31, 2002, we owed the Lunans $140,245. The $140,245 is the remaining balance of previous loans made by the Lunans in the aggregate amount of $768,900, during the period from August 24, 2000 to December 31, 2002.

We are currently paying legal fees in connection with the Lunans’ litigating a $300,000 claim against Mycom Group, Inc. in connection with a merger between Mycom Group, Inc. and the our predecessor company that occurred in August, 2000. The lawsuit was filed on June 25, 2001. To date we have paid $70,000 in legal fees associated with this litigation. The Lunans have agreed that If the they receive any money as a result of this claim, such money will be contributed to Bad toys as additional capital.

Bad Toys conducts its operations from facilities that are leased under an operating lease that expired in December 31, 2003. There is no option to renew the lease. The owner of the facility is one of our stockholders. The owner has also received 100,000 shares at $.10 per share as prepaid rent. Monthly rent is $1,500. We also pay $250 per month for use of additional office space owned by Larry N. Lunan, one of our majority shareholders and our Chief Executive Officer.

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MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

(a)         Market Information

Bad Toy’s common stock is quoted on the Over-The-Counter Bulletin Board operated by the National Association of Security Dealers, Inc. under the symbol “BTOI”. We began trading on the Over-The-Counter Bulletin Board in November of 2003 and accordingly did not trade for a full fiscal quarter in 2003.

The following table sets forth the quarterly high and low bid prices for our common stock for the period during past two fiscal years in which we have been listed on the Over-the-Counter Bulletin Board and includes the most recent quarter ended March 31, 2004. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

YEAR 2003	High Bid	Low Bid

Quarter Ended December 31, 2003	$1.40	$0.35
(Beginning November 11 the First Available Date)
YEAR 2004	High Bid	Low Bid

Quarter Ended March 31, 2004	$1.74	$0.71
Quarter Ended June 30, 2004	$2.07	$0.52

(b)   Holders Of Common Stock

As of July 6, 2004, we had approximately 63 holders of record of its common stock. This number does not include beneficial owners whose securities are held by brokers or in street name.

(c)   Dividends

We have not paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of the business. We cannot assure you that we will ever pay cash dividends. Whether we pay any cash dividends in the future will depend on the financial condition, results of operations and other factors that the Board of Directors will consider.

(d)   Securities Authorized For Issuance Under Equity Compensation Plans

The following table summarizes information about our 2004 Stock Compensation Plan.

Equity Compensation Plan Information

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(c)

Equity compensation plans approved by security holders	None	None	None
Equity compensation plans not approved by security holders	2,500,000	$ 0.90	2,500,000

Total	2,500,000	$ 0.90	2,500,00

(1)   As of July 6, 2004, no stock had been issued under our 2004 Stock Compensation Plan.

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DESCRIPTION OF SECURITIES

General

Our Articles of Incorporation authorize the issuance of 40,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of July 6, 2004, there were 7,993,016 outstanding shares of common stock and 818,888 outstanding shares of preferred stock. Set forth below is a description of certain provisions relating to our capital stock. For additional information, regarding our stock please refer to our Articles of Incorporation and By-Laws.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of dividends on the common s tock is, therefore, unlikely in the foreseeable future.

Preferred Stock

The purchase price of preferred stock is $1.00 per share with a dividend rate of 10% per annum on a cumulative basis. Preferred Stock has liquidation preference over common stock and is convertible to common stock at a 1:10 ratio. It is redeemable at $1.00 per share plus accumulated dividends. As of July 6, 2004, we had 818,888 shares, of convertible preferred stock outstanding which could be converted to common stock at a 1:10 ratio.

Limitation Of Liability: Indemnification

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as our director or officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Bad Toys pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

Authorized And Unissued Stock

The authorized but unissued shares of our common and preferred stock are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Bad Toys’ Board of Directors’ desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

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CHANGES IN AND DISAGREEMENTS
WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL MATTERS

We have had no changes in or disagreements with our accountants on any accounting or financial matter.

EXPERTS

The consolidated financial statements for the years ended December 31, 2003 and December 31, 2002, included in this prospectus, and incorporated by reference in the registration statement, have been audited by T. Alan Walls, CPA, PC, our independent auditors, as stated in their reports appearing with the financial statements and incorporated by reference in this registration statement. These financial statements are included in reliance upon the report of T. Alan Walls, CPA, PC, given upon its authority as an expert in accounting and auditing.

Transfer Agent

The transfer agent for our common stock is the Nevada Agency & Trust Company. Its address is 50 West Liberty Street, Suite 880, Reno, Nevada 89501, and its telephone number is (775) 322-0626.

LEGAL MATTERS

Stocklein Law Group will pass upon the validity of the shares of common stock offered hereby.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares we are offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to Bad Toys and the shares to which this prospectus relates. Copies of the registration statement and other information filed by the Company with the SEC can be inspected and copied at the public reference facilities maintained by the SEC in Washington, DC at 450 Fifth Street, NW, Washington, DC 20549. In addition, the SEC maintains a World Wide Web site that contains reports, proxy statements and other information re garding registrants such as Bad Toys which filed electronically with the SEC at the following Internet address: (http:www.sec.gov).

34

BAD TOYS, INC. AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS

PAGE

Financial Statements as of March 31, 2004 (Unaudited)
Independent Auditor’s Report	F-1
Balance Sheets for the Quarter Ended March 31, 2004 and 2003	F-2 F-3
Statement of Income for the Three Months Ended March 31, 2004 and 2003	F-4
Statement of Cash Flows for the Three Months Ended March 31, 2004 and 2003	F-5 F-6
Statement of Changes in Stockholders Equity for the Three Months Ended March 31, 2004	F-7
Notes to Consolidated Financial Statements	F-8 F-14
Financial Statements for December 31, 2003 and December 31, 2002 (Audited)
Independent Auditors Report	F-15
Balance Sheets for the Year Ended December 31, 2003	F-16 F-17
Statement of Income for the Years Ended December 31, 2003 and December 31, 2002	F-18
Statement of Cash Flows for the Years Ended December 31, 2003 and December 31, 2002	F-19 F-20
Statements of Changes in Stockholders Equity for the Years Ended December 31, 2003 and December 31, 2002	F-21
Notes to Consolidated Financial Statements	F-22 F-27

F-i

T. Alan Walls, CPA, PC
207 Boone Street, Suite 100
Johnson City, TN 37604
(423) 854-9908

The Board of Directors
Bad Toys, Inc.
Kingsport, TN

I have reviewed the accompanying balance sheets of Bad Toys, Inc. as of March 31, 2004 and December 31, 2003 and the March 31, 2004 and 2003 statements of income, cash flows and changes in stockholders’ equity for the nine months and quarter to date then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of management of Bad Toys, Inc.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based on my review, I am not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principals.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 10 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

T. Alan Walls, CPA, P.C.
Johnson City, Tennessee
May 7, 2004

F-1

Bad Toys, Inc.
Balance Sheets
March 31, 2004 and 2003

ASSETS

	March 31,	December 31,
	2004	2003

Current Assets:
Cash and Cash Equivalents	$27,510	$18,275
Accounts Receivable	86,982	26,972
Inventory	285,210	315,017
Prepaid Expenses	593	2,310

Total Current Assets	$400,295	$362,574

Property and Equipment:

Property and Equipment, net of Depreciation	17,453	17,104

Other Assets:

Other Assets	389,337	134,208
Utility Deposits	609	609

Total Other Assets	389,946	134,817

TOTAL ASSETS	$807,694	$514,495

See accompanying notes to financial statements.

F-2

Bad Toys, Inc.
Balance Sheets
March 31, 2004 and 2003

LIABILITIES AND STOCKHOLDERS’ EQUITY	March 31,	December 31,
	2004	2003

Current Liabilities:
Accounts Payable	$48,274	$47,925
Wages Payable	36,000	18,000
Sales Tax Payable	4,009	7,347
Payroll Taxes Payable	66,024	59,454
Customer Deposit	17,860	0
Note Payable	10,500	49,866

Total Current Liabilities	182,667	182,592

Noncurrent Liabilities:
Note Payable-Officer	594,990	305,838

TOTAL LIABILITIES	$777,657	$488,430

Stockholders’ Equity:
10% Cumulative Preferred
Stock, $1.00 par value; Authorized
10,000,000; 7,430,200 issued and
outstanding at Dec. 31, 2003
Convertible 1:10 to common stock.	818,888	818,888

Common Stock, $.01 par value;
40,000,000 Authorized; 7,430,200
issued and outstanding at Mar. 31, 2004;	75,802	74,302

Additional Paid-in Capital	7,755,498	1,619,498
Accumulated Deficit	(2,620,651)	(2,486,623)

Total Stockholders’ Equity	30,037	26,065

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$807,694	$514,495

See accompanying notes to financial statements.

F-3

Bad Toys, Inc.
Statements of Income
Three Months Ended March 1, 2003 and 2002

	3 Months Ended	3 Months Ended	Year to date	Year to date
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003

REVENUES:
Sales	$63,214	$57,469	$63,214	$57,469
Cost of Sales	61,812	60,218	61,812	60,218

Gross Profit (Loss)	1,402	(2,749)	1,402	(2,749)

COSTS AND EXPENSES:
General and Administrative Expenses	105,274	45,276	105,274	45,276

Income (Loss) from Operations
before interest expense	(103,872)	(48,025)	(103,872)	(48,025)

Other Income/Expense:
Interest expense	(32,818)	(27,841)	(32,818)	(27,841)
Interest income	3,162	3	3,162	3
Gain on Sale of Assets	0	0	0	0

Net Income (Loss)	$(133,528)	$(75,863)	$(133,528)	$(75,863)

BASIC EARNINGS/(LOSS) PER
COMMON SHARE	$(.02)	$(.01)	$(.02)	$(.01)

See accompanying notes to financial statements.

F-4

Bad Toys, Inc.
Statements of Cash Flows
Three Months Ended March 31, 2004 and 2003

	3 Months Ended	3 Months Ended	Year to date	Year to date
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003

CASH FLOWS FROM OPERATING
ACTIVITIES:
Net Income (Loss)	$(133,528)	$(75,863)	$(133,528)	$(75,863)

Adjustments to Reconcile Net Income to
Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,996	11,412	1,996	11,412
Changes in Assets and Liabilities:
(Increase) Decrease in Accounts Receivable	(60,010)	(30,750)	(60,010)	(30,750)
(Increase) Decrease in Prepaid Expenses
and Other Assets	1,717	1,530	1,717	1,530
(Increase) Decrease in Inventories	29,807	33,474	29,807	33,474
(Increase) Decrease in Other Assets	(155,129)	0	(155,129)	0
Increase (Decrease) in Accounts Payable
and Accrued Liabilities	21,581	4,073	21,581	4,073
(Increase) Decrease in Other Liabilities	17,860	0	17,860	0

Total Adjustments	(142,178)	19,739	(142,178)	19,739

Net Cash Provided by (used for) Operating
Activities	(238,206)	(56,124)	(275,706)	(56,124)

See accompanying notes to financial statements.

F-5

Bad Toys, Inc.
Statements of Cash Flows
Three Months Ended March 31, 2004 and 2003

	3 Months Ended	3 Months Ended	Year to date	Year to date
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003

CASH FLOWS FROM INVESTING
ACTIVITIES:

Cash Payments for the Purchase of Property	$(2,345)	$(750)	$(2,345)	$(750)

Net Cash Provided by (Used for) Investing
Activities	(2,345)	(750)	(2,345)	(750)

CASH FLOWS FROM FINANCING
ACTIVITIES:

Payments on Equipment Loans	(39,366)	0	(39,366)	0
Proceeds from Issuance of Note Payable	0	0	0	0
Proceeds from Shareholder Debt-Net	289,152	62,098	289,152	62,098
Common Stock issued for services	37,500	0	37,500	0

Net Cash Provided by (Used for) Financing
Activities	287,286	62,098	287,286	62,098

Net Cash Increase (Decrease)	9,235	5,224	9,235	5,224

Cash, Beginning	18,275	2,823	18,275	2,823

Cash-Ending	$27,510	$8,047	$27,510	$8,047

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION:

Cash Paid for Interest	$0	$0	$0	$0

See accompanying notes to financial statements.

F-6

Bad Toys, Inc.
Consolidated Statements of Changes in Stockholders’ Equity
Years Ended December 31, 2003 and 2002

	Number of		Number of
	Shares		Shares		Additional
	Preferred	Preferred	Common	Common	Paid-In	Accumulated
	Stock	Stock	Stock	Stock	Capital	Deficit	Total

Balance at beginning of period
January 1, 2002	0	$0	5,610,200	$56,102	$1,051,270	$(1,786,635)	$(679,263)
Net Loss						(312,735)	(312,735)
Issuance of Preferred
Stock for debt reduction	1,027,000	1,027,000			36,428		1,063,428
Cancelled preferred
for inventory	(18,112)	(18,112)					(18,112)
Conversion preferred to
Common Stock	(100,000)	(100,000)	200,000	2,000	98,000		0
Conversion of Debt to
Common Stock	0	0	200,000	2,000	98,000		100,000

Balance of
December 31, 2002	908,888	$908,888	6,010,200	$60,102	$1,283,698	$(2,099,370)	$153,318

Net Loss					(387,253)	(387,253)
Conversion preferred to
Common Stock	(90,000)	(90,000)	900,000	9,000	81,000		0
Conversion of Debt to
Common Stock			400,000	4,000	196,000		200,000
Stock issue Bad Boyz
Toyzz acquisition			120,000	1,200	58,800		60,000
Balance of
December 31, 2003	818,888	$818,888	7,430,200	$74,302	$1,619,498	$(2,486,623)	$26,065

Net Loss					(133,528)	(133,528)
Common Stock – Services			50,000	500	37,000		37,500
Common Stock-(note 12)			100,000	1,000	99,000		100,000

Balance: March 31, 2004	818,888	$818,888	7,580,200	$75,802	$1,755,498	$(2,620,151)	$30,037

See accompanying notes to financial statements

F-7

Bad Toys, Inc.
Notes to Financial Statements
March 31, 2004 and 2003

NOTE 1.                SIGNIFICANT ACCOUNTING POLICIES:

This summary of significant accounting policies of Bad Toys, Inc. (the “Company”) is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Nature of Operations

The Company operates a custom motorcycle manufacturing and service facility in Kingsport, Tennessee. The Company offers retail parts and product sales as well as motorcycle service to its customers seven days a week. The Company has developed a line of custom motorcycles for the upscale retail market. Several of these motorcycles have been constructed. As part of its development stage activities, the Company is in the early stages of implementation of its marketing plan.

The predecessor to this Company was organized and incorporated on April 21, 1995 and began business on April 1, 1998 operating under the name Bad Toys, Inc. On June 25, 1999 the predecessor company became a publicly traded stock company. On March 31, 2000, the predecessor company entered into a Plan and Agreement of Merger Between Bad Toys, Inc. and Myca Group, Inc. The agreement was a reorganization whereby Myca Group, Inc. would take controlling interest of the publicly traded company and the motorcycle operations would be spun off into a newly formed privately held corporation, BTMC, Inc. The agreement closed on August 23, 2000. The predecessor company agreed not to sell any motorcycles during the period from initial agreement on March 31, 2000 until closing on August 23, 2000. The predecessor company’s management used this tim e period to focus on product design and development. The transaction is accounted for on the books of BTMC, Inc. on the historical basis as required by generally accepted accounting principles since the transaction involved entities under common control. Net assets, including inventory and fixed assets of $373,045 were transferred to the former controlling shareholders of the predecessor company and then to BTMC, Inc. No assets of the motorcycle operations remained with the Myca Group, Inc. controlling shareholders.

The Company, BTMC, Inc. was organized and incorporated in the State of Nevada on June 1, 2000 and began business on August 23, 2000. BTMC, Inc. then changed its name to Bad Toys, Inc. once it began operations. As part of the reorganization described above, the shareholder converted $468,064 from debt to equity in the newly formed corporation. This resulted in the Company issuing 4,680,064 shares at $.10 per share.

Basis of Consolidation

These financial statements represent a consolidation of Bad Toys, Inc. and its wholly owned subsidiary Bad Boyz Toyzz, Inc. Bad Boyz Toyzz was formed during the year of 2003 and was activated in July 2003 for the operations of internet based activities. This activity of the wholly owned subsidiary includes web page development and hosting.

F-8

Bad Toys, Inc.
Notes to Financial Statements
March 31, 2004 and 2003

NOTE 1.                SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are carried at cost. For financial statement and federal income tax purposes, depreciation is computed using the straight line method. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation of property and equipment is provided using rates based on the following useful lives:

Years

Leasehold Improvements	5 years
Machinery and Equipment	3 to 10 years
Furniture and Fixtures	3 to 10 years

Depreciation expense for the periods ended March 31, 2004 and 2003 was $1,996 and $11,412, respectively.

Inventories

Inventories are stated at a lower of standard cost (which approximates average cost) or market.

Concentration of Credit Risk

The Company is engaged in the manufacture and servicing of highly customized motorcycles. The sales revenues are primarily derived from an area encompassing a two hundred mile radius of Kingsport, Tennessee. The Company performs credit evaluations of customers in the rare cases where credit is granted and generally requires no collateral from its customers.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes for operating losses that are available to offset future taxable income.

F-9

Bad Toys, Inc.
Notes to Financial Statements
March 31, 2004 and 2003

NOTE 2.                 INVENTORY:

	March 31,	December 31,
	2004	2003

Parts for resale	$4,774	$35,491
Work in Process	13,392	13,225
Finished Goods	267,044	266,301

	$285,210	$315,017

NOTE 3.                PROPERTY AND EQUIPMENT:

Property and equipment are summarized by major classifications as follows:

	March 31,	December 31,
	2004	2003

Equipment	$41,935	$38,698
Furniture and Fixtures	9,294	9,294
Leasehold Improvements	53,182	53,182
Vehicles	27,897	26,789

	132,308	127,963
Less Accumulated Depreciation	(114,855)	(110,859)

Property and equipment – net	$17,453	$17,104

NOTE 4.                NOTES PAYABLE:

Notes Payable consist of the following:

	March 31,	December 31,
	2004	2003

Bank note payable, interest rate 5.75%
secured by stock, title, UCC1.
Maturity December 31, 2002	$10,500	$49,866

Unsecured Notes Payable to stockholders
due January 1, 2003 with interest at 10.0%,
convertible to common stock at $0.10 per share	594,990	305,838

Total	605,490	355,704
Less current portion	10,500	49,866

Long Term Debt	$594,990	$305,838

F-10

Bad Toys, Inc.
Notes to Financial Statements
March 31, 2004 and 2003

NOTE 5.                INCOME TAXES:

The Company has loss carryforwards totaling $1,395,441 that may be offset against future taxable income. If not used the carryforwards will expire as follows:

Operating Losses

Year 17	142,525
Year 18	456,900
Year 19	312,735
Year 20	387,253
Year 20	96,028

$1,395,441

Components-Current and Deferred

	2004	2003

Current	$-0-	$-0-
Deferred benefit	418,632	389,824
Valuation Allowance	(418,632)	(389,824)

Total	$-0-	$-0-

Deferred taxes are recognized for the temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to operating loss carryforwards. The Company does not have any indication that the net operating loss carryforward will be realized. Therefore, no deferred tax asset has been recorded.

NOTE 6.                RELATED PARTY TRANSACTIONS:

The following transactions occurred between the Company and affiliated entities:

1.   The Company has notes payable to shareholders which are detailed in Note 4 of these footnotes.

2.   The Company leases its facilities from a minority stockholder as described in Note 7.

F-11

Bad Toys, Inc.
Notes to Financial Statements
March 31, 2004 and 2003

NOTE 7.                LEASING ARRANGEMENTS:

The Company conducts its operations from facilities that are leased under an operating lease expiring in December 31, 2003. There is no option to renew the lease. The lessor of the facility is a stockholder of the Company. The Lessor has received shares of stock of the predecessor Company transferred to Mycom, Inc. as described in Note 1, as prepaid rent for the term of the lease. The Lessor has also received 100,000 shares at $.10 per share of the newly formed company as prepaid rent. Monthly rent is $1,500. The Company also pays $250 per month for use of additional office space owned by Larry N. Lunan, one of the majority shareholders of the Company.

NOTE 8.                PREFERRED STOCK AND COMMON STOCK

Purchase price of preferred stock is $1.00 per share and bears interest at a rate of 10% per annum. It has liquidation preference over common stock and is convertible to common stock at a 1:10 ratio. It is redeemable by the company at $1.00 per share plus accrued interest.

During the quarter ended March 31, 2004, the Company issued 50,000 shares of common stock for services. The transaction was valued at $0.75 per share, $37,500 in total amount. The common shares issued are restricted from sale under Rule 144.

NOTE 10.              OPERATING AND CASH FLOW DEFICITS:

The Company has experienced significant adversity during the development stage of its existence. As a result, the Company has a cumulative operating deficit of $2,582,651, and current liabilities, exceeds cash and current receivables by $68,175, at March 31, 2004. Management is anticipating additional changes to generate a capital inflow in 2004. While the proposed capital injection as well as potential conversions of debt to common stock, do project to improve the Company’s working capital position, there can be no assurance that the Company will be successful in accomplishing its objectives.

F-12

Bad Toys, Inc.
Notes to Financial Statements
March 31, 2004 and 2003

NOTE 11.              EARNINGS PER SHARE

Basic earnings per share are computed by dividing earnings available to common stockholders by the weighted average number off common shares outstanding during the period. Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential common stock had been converted to common stock. The following reconciles the amounts reported in the financial statements:

	For the Period Ended March 31, 2004

	Income	Shares	Per- Share
	(Numerator)	(Denominator)	Amount

Income from continuing operations	$(133,528)	7,580,200	$(.02)
Effect of dilutive securities:
Convertible related party debt	--	8,188,880	--

Income available to common
Stockholders-dilutive earnings per share	$(133,528)	15,619,080	$(.02)

For the Period Ended March 31, 2003

	Income	Shares	Per- Share
	(Numerator)	(Denominator)	Amount

Income from continuing operations	$(75,863)	6,010,200	$(.01)
Effect of dilutive securities:
Convertible preferred stock	--	9,088,880	--
Convertible related party debt	--	1,896,950	--

Income available to common
Stockholders-dilutive earnings per share	$(75,863)	16,996,030	$(.01)

During 2004 and 2003, the Company had Unsecured Notes Payable to Shareholders which were convertible to common stock at $.10 per share. During the period ending March 31, 2004 and 2003, the Company had 818,888 and 908,888 shares, respectively, of convertible preferred stock outstanding which could be converted to common stock at a 1:10 ratio.

F-13

Bad Toys, Inc.
Notes to Financial Statements
March 31, 2004 and 2003

NOTE 12.             OTHER ASSETS - NOTE RECEIVABLE

On December 30, 2003, Chambers Automotive, Inc., a Tennessee corporation, executed and delivered its Interest Bearing Demand Promissory Note in the original principal amount of $62,500 to Bad toys, Inc. (the Company) in connection with the Company loaning working capital to Chambers Automotive, Inc. The note is secured by the assets of Chambers Automotive, Inc. The note bears interest at the rate of 7% per annum. The entire principal of the note is payable upon demand of the Company. The note was subsequently replaced by an Interest Bearing Demand Promissory Note in the original principal amount of $174,500.

On February 4, 2004, Bad Toys, Inc. (the Company), through its wholly owned subsidiary, Precision Tricks Customs, Inc. (Precision Tricks), a Nevada corporation that was formed on February 4, 2004, acquired and began operating the businesses of Chambers Automotive, Inc. (Chambers Auto) and Precision Tricks Customs, Inc. (Precision), both Tennessee corporations engaged in the manufacture and sale of custom street rods. Through Precision Tricks, the Company acquired the assets of Chambers Auto and Precision at that time even though the businesses of both Chambers Auto and Precision were financially troubled. Due to actions by the sole shareholder of Chambers Auto and Precision, Precision Tricks was not able to complete all of the documentation contemplated by the Asset Purchase Agreement executed among the Company, Chambers Auto, Precision and the sole shareholder of Chambers Auto and Precision (and subsequently assigned by the Company to Precision Tricks). Nevertheless, the Company and Precision Tricks believe that Precision Tricks has legally acquired the assets of the businesses pursuant to the terms of the Asset Purchase Agreement and a bill of sale. As a part of the transaction, the Company issued 100,000 shares of stock at $1.00 per share in the total amount of $100,000. The common stock is restricted under Rule 144. The transaction has been classified as an other asset-loan for the quarter ended March 31, 2004 in the amount of $100,000.

In connection with the above referenced acquisitions, pursuant to a Real Property Purchase Agreement Precision Tricks was to acquire from the sole shareholder of each of Chambers Auto and Precision, the real property and manufacturing facility previously used by Chambers Auto and Precision in their street rod business, which was the same facility being used by Precision Tricks to operate the businesses. The acquisition of the real property, however, did not occur. Chambers Auto, Precision and its sole shareholder then filed a lawsuit in the Circuit Court for Cheatham County, Tennessee at Ashland City (Case #5540) against the Company and the majority shareholder of the Company, alleging among other things breach of the Asset Purchase Agreement and damages. The Company and the majority shareholder are filing a counter claim seeking, among other things, specific performance of As set Purchase Agreement and the Real Property Purchase Agreement. As of the date of this report, the claims are pending, and neither Precision Tricks nor the Company is operating the acquired businesses.

F-14

T. Alan Walls, CPA, P.C.
207 Boon Street, Suite 100
Johnson City, Tennessee 37604
Telephone: (423) 854-9908

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Bad Toys, Inc.
Kingsport, TN

I have audited the accompanying consolidated balance sheet of Bad Toys, Inc. as of December 31, 2003 and the related consolidated statements of income (losses), cash flows and changes in stockholders’ equity for the years then ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audits.

My audits were conducted in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bad Toys Inc. as of December 31, 2003 and 2002 and the results of operations and its cash flows for the years then ended in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

T. Alan Walls, CPA, P.C.
Johnson City, Tennessee
March 15, 2004

F-15

Bad Toys, Inc.
Consolidated Balance Sheet
December 31, 2003

ASSETS	2003

Current Assets:

Cash and Cash Equivalents	$18,275
Accounts Receivable	26,972
Inventory	315,017
Prepaid Expenses	2,310

Total Current Assets	362,574

Property and Equipment:

Property and Equipment, net of Depreciation	17,104

Other Assets:

Goodwill – Net	$58,000
Employee Advances	13,708
Loan Advance	62,500
Utility Deposits	609

Total Other Assets	134,817

TOTAL ASSETS	$514,495

See accompanying notes to financial statements.

F-16

Bad Toys, Inc.
Consolidated Balance Sheet
December 31, 2003

Liabilities and Stockholders’ Equity:	2003

Current Liabilities:
Accounts Payable	$47,925
Wages Payable	18,000
Sales Tax Payable	7,347
Payroll Taxes Payable	59,454
Note Payable	49,866

Total Current Liabilities	182,592

Noncurrent Liabilities:

Note Payable – Shareholder	305,838

TOTAL LIABILITIES	$488,430

Stockholders’ Equity (Deficit):

Common Stock, $.01 par value: 40,000,000 Authorized; 7,430,200 shares issued and outstanding at December 31, 2003	74,302
Preferred Stock, $1.00 par value; 818,888 outstanding at December 31, 2003	818,888
Additional Paid-in Capital	1,619,498
Accumulated Deficit	(2,486,623)

Total Stockholders’ Equity (Deficit)	26,065

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$514,495

See accompanying notes to financial statements.

F-17

Bad Toys, Inc.
Consolidated Statements of Income (Losses)
Years Ended December 31, 2003 and 2002

	2003	2002
REVENUES:

Sales	$207,237	$104,376
Cost of Sales	215,072	77,277

Gross Profit (Loss)	(7,835)	27,099

COSTS AND EXPENSES:

General and Administrative Expenses	311,809	22,269

Income (Loss) from Operations before interest expense	(319,644)	(199,170)

Other Income/Expense:
Gain on sale of assets	47,428	-0-
Interest income	3	-0-
Interest expense	(115,040)	(113,565)

Total Other Income/Expense	(67,609)	(113,565)

Net Loss	$(387,253)	$(312,735)

BASIC AND DILUTED EARNINGS/(LOSS) PER COMMON SHARE	$(.05)	$(.06)

See accompanying notes to financial statements.

F-18

Bad Toys, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2003 and 2002

	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss	$(387,253)	$(312,735)

Adjustments to Reconcile Net Loss to Net Cash Used for Operating Activities:

Depreciation and Amortization	17,700	45,651
Interest Expense	115,040	113,565
Gain on sale of assets	(60,521)	-0-

Changes in Assets and Liabilities:

(Increase) Decrease in Accounts Receivable	(26,487)	2,250
(Increase) Decrease in Prepaid Expenses and Other Assets	(128,681)	(3,141)
(Increase) Decrease in Inventories	65,904	11,004
Increase (Decrease) in Accounts Payable and Accrued Liabilities	17,803	14,819

Total Adjustments	758	184,148

Net Cash Used For Operating Activities	(386,495)	(128,587)

See accompanying notes to financial statements.

F-19

Bad Toys, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2003 and 2002

	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:

Cash Payments for the Purchase of Property	$(4,033)	$(6,472)

Net Cash Provided by (Used for) Investing Activities	(4,033)	(6,472)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on note payable	(-0-)	(1,714)
Proceeds from Shareholder Debt – Net	143,185	139,786
Shareholder Debt converted to Common Stock	260,000	-0-

Net Cash Provided by (Used for) Financing Activities	403,185	138,072

Net Cash Increase (Decrease)	12,657	3,013

Cash, Beginning	5,618	2,605

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash Paid for Interest	$-0-	$-0-

Non-cash transactions:
Reference Notes 1, 6 and 7.
Preferred Stock cancelled in exchange for inventory. Reference Note 6.

See accompanying notes to financial statements.

F-20

Bad Toys, Inc.
Consolidated Statements of Changes in Stockholders’ Equity
Years Ended December 31, 2003 and 2002

	Number of Shares Preferred Stock	Preferred Stock	Number of Shares Common Stock	Common Stock	Additional Paid-in capital	Accumulated Deficit	Total

Balance at beginning of period – January 1, 2002	-0-	$-0-	5,610,200	$56,102	$1,051,270	$(1,786,635)	$(679,263)
Net Loss						(312,735)	(312,735)
Issuance of Preferred Stock for debt reduction	1,027,000	1,027,000			36,428		1,063,428
Cancelled preferred for inventory	(18,112)	(18,112)					(18,112)
Conversion preferred to Common Stock	(100,000)	(100,000)	200,000	2,000	98,000		-0-
Conversion of Debt to Common Stock	-0-	-0-	200,000	2,000	98,000		100,000

Balance December 31, 2002	908,888	$908,888	6,010,200	$60,102	$1,283,698	$(2,099,370)	$153,318
Net Loss						(387,253)	(387,253)
Conversion preferred to Common Stock	(90,000)	(90,000)	900,000	9,000	81,000		-0-
Conversion of Debt to Common Stock			400,000	4,000	196,200		200,000
Stock issue Bad Boyz Toyzz acquisition			120,000	1,200	58,800		60,000

Balance December 31, 2003	818,888	$818,888	6,710,200	$74,302	$1,619,498	$(2,486,623)	$26,065

See accompanying notes to financial statements.

F-21

Bad Toys, Inc.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES:

This summary of significant accounting policies of Bad Toys, Inc (the “Company”) is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Nature of Operations

The Company operates a custom motorcycle manufacturing and service facility in Kingsport, Tennessee. The Company offers retail parts and product sales as well as motorcycle service to its customers seven days a week. The Company has developed a line of custom motorcycles for the upscale retail market. Several of these motorcycles have been constructed.

The Company, BTMC, Inc. was organized and incorporated in the State of Nevada on June 1, 2000 and began business on August 23, 2000. BTMC, Inc. then changed its name to Bad Toys, Inc. once it began operations. The Company is the successor to a motorcycle business, which was founded by the majority shareholder and was previously operated within another corporate entity, which also used the corporate name of Bad Toys, Inc.

Basis of Consolidation

These consolidated financial statements of Bad Toys, Inc. include the operations of its wholly owned subsidiary, Bad Boyz Toyzz, Inc. Bad Boyz Toyzz, Inc. operations consisted of an operating loss of $8,896 on sales of $19,220 during the year ended December 31, 2003. Bad Boyz Toyzz, Inc. operates the web site www.badboyztoyzz.com which brokers the sale of classic automobiles, street rods, custom cars and custom motorcycles. Bad Boyz Toyzz, Inc. was incorporated on June 30, 2003 as a Nevada Corporation. The Company issued 120,000 shares of common stock at $0.50 per share as part of the acquisition of the activities of Bad Boyz Toyzz, Inc.

Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are carried at cost. For financial statement and federal income tax purposes, depreciation is computed using the straight line method. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation of property and equipment is provided using rates based on the following useful lives:

Years

Leasehold Improvements	5 years
Machinery and Equipment	3 to 10 years
Furniture and Fixtures	3 to 10 years

Depreciation expense for the years ended December 31, 2003 and 2002 was $15,700 and $45,651, respectively.

F-22

Bad Toys, Inc.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Inventories

Inventories are stated at a lower of standard cost (which approximates average cost) or market.

Concentration of Credit Risk

The Company is engaged in the manufacture and servicing of highly customized motorcycles. The sales revenues are primarily derived from an area encompassing a two hundred mile radius of Kingsport, Tennessee. The Company performs credit evaluations of customers in the rare cases where credit is granted and generally requires no collateral from its customers.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes for operating losses that are available to offset future taxable income.

NOTE 2. INVENTORY:

	December 31,	December 31,
	2003	2002

Parts for resale	$35,491	$133,092
Work in Process	13,225	46,617
Finished Goods	266,301	201,212

	$315,017	$380,921

NOTE 3. PROPERTY AND EQUIPMENT:

Property and equipment are summarized by major classifications as follows:

	December 31,	December 31,
	2003	2002

Equipment	$38,698	$34,665
Furniture and Fixtures	9,294	9,294
Leasehold Improvements	53,182	53,182
Vehicles	26,789	108,893

	127,963	206,034
Less Accumulated Depreciation	(110,859)	(143,152)

Property and equipment - net	$17,104	$62,882

F-23

Bad Toys, Inc.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002

NOTE 4. NOTES PAYABLE AND LONG TERM DEBT:

Notes Payable consist of the following:

	December 31,	December 31,
	2003	2002

Bank note payable, interest rate 5.25% secured by stock, title, inventory Maturity June 30, 2002	$49,866	$48,286

Long term debt consist of the following:

Unsecured Notes Payable to stockholder due January 1, 2004 with interest at 10.0%, convertible to common stock at $0.10 per share	$305,838	$140,245

NOTE 5. INCOME TAXES:

The Company has loss carryforwards totaling $1,299,413 that may be offset against future taxable income. If not used the carryforwards will expire as follows:

Operating Losses

Year 2020	$142,525
Year 2021	456,900
Year 2022	312,735
Year 2023	387,253

$1,299,413

Components-Current and Deferred
	2003	2002

Current	$-0-	$-0-
Deferred benefit	389,824	273,648
Valuation Allowance	(389,824)	(273,648)

Total	$-0-	$-0-

Deferred taxes are recognized for the temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to operating loss carryforwards. The Company does not have any indication that the net operating loss carryforward will be realized. Therefore, a deferred tax asset has been recorded. However, a valuation allowance has been recorded to reflect a net deferred tax asset of $-0- as of December 31, 2003 and 2002.

F-24

Bad Toys, Inc.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002

NOTE 6. RELATED PARTY TRANSACTIONS:

The following transactions occurred between the Company and affiliated entities:

1.   The Company has notes payable to shareholders which are detailed in Note 4 of these footnotes. Net loans from shareholders amounted to $305,838 and $140,245 as of December 31, 2003 and 2002, respectively.

2.   The Company leases its facilities from a minority stockholder as described in Note 7.

3.   During the year ended December 31, 2002, the majority shareholder of the Company converted Note payable to the shareholder into $1.00 par value Preferred Stock which is convertible to Common Stock at a ratio of 1:10. The transaction converted $1,063,428 of debt to shareholder into Preferred Stock. An amount of $18,112 was cancelled by the Company in exchange for inventory stock.

4.   The majority shareholder converted shareholder debt to Common Stock in the amount of $100,000 for 200,000 shares of Common Stock during the year ended December 31, 2002 and converted shareholder debt to Common Stock in the amount of $200,000 for 400,000 shares of Common Stock during the year ended December 31, 2003.

5.   The shareholders converted Preferred Stock to Common Stock in the amount of $100,000 for 200,000 shares of Common Stock during the year ended December 31, 2002 and converted Preferred Stock to Common Stock in the amount of $90,000 for 900,000 shares of Common Stock during the year ended December 31, 2003.

NOTE 7. LEASING ARRANGEMENTS:

The Company conducts its operations from facilities that are leased under an operating lease expiring in December 31, 2003. There is no option to renew the lease. The lessor of the facility is a stockholder of the Company. The Lessor has received shares of stock of the predecessor Company transferred to Mycom, Inc., predecessor company as described in Note 1, as prepaid rent for the term of the lease. The Lessor has also received 100,000 shares at $.10 per share of the newly formed company as prepaid rent. Monthly rent is $1,500. The Company also pays $250 per month for use of additional office space owned by the majority shareholder of the Company.

The following is a schedule of future minimum rental payments required under the above operating lease as of December 31, 2003:

Year Ending
December 31	Amount

2004	$21,000

$21,000

Rental expense for the periods ended December 31, 2003 and 2002 was $21,162 and $20,360, respectively.

F-25

Bad Toys, Inc.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002

NOTE 8. OPERATING AND CASH FLOW DEFICITS:

The Company has experienced significant adversity during its existence. As a result, the Company has a cumulative operating deficit of $2,486,623, and current liabilities, exceeds cash and current receivables by $137,345, at December 31, 2003. Management is anticipating additional changes to generate a capital inflow in 2004. While the proposed capital injection as well as potential conversions of debt to common stock, do project to improve the Company’s working capital position, there can be no assurance that the Company will be successful in accomplishing its objectives.

NOTE 9. LOSS PER SHARE

Basic earnings per share are computed by dividing earnings available to common stockholders by the weighted average number off common shares outstanding during the period. Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential common stock had been converted to common stock. The following reconciles the amounts reported in the financial statements:

	For the Year Ended December 31, 2003

	Income	Shares	Loss Per- Share
	(Numerator)	(Denominator)	Amount

Income (loss) from continuing operations	$(387,253)	7,302,640	$(.05)
Effect of dilutive securities:

Convertible Preferred Stock	–	8,188,880	--
Convertible related party debt	--	3,058,380	--

Income (loss) available to common Stockholders-dilutive earnings per share	$(387,253)	18,549,900

(Other potential common stock is anti-dilutive)

	For the Year Ended December 31, 2002

	Income	Shares	Loss Per- Share
	(Numerator)	(Denominator)	Amount

Income (loss) from continuing operations	$(312,735)	5,611,296	$(.06)
Effect of dilutive securities:

Convertible Preferred Stock	–	9,088,880	--
Convertible related party debt	--	1,402,450	--

Income (loss) available to common Stockholders-dilutive earnings per share	$(312,735)	16,102,626

(Other potential common stock is anti-dilutive)

During 2003 and 2002, the Company had Unsecured Notes Payable to Shareholders which were convertible to common stock at $.10 per share. The Unsecured Notes Payable to Shareholders were still outstanding at December 31, 2003.

F-26

Bad Toys, Inc.
Notes to Consolidated Financial Statements
December 31, 2003 and 2002

NOTE 10. PREFERRED STOCK

Purchase price of preferred stock is $1.00 per share with dividend rate of 10% per annum on a cumulative basis. Preferred Stock has liquidation preference over common stock and is convertible to common stock at a 1:10 ratio. It is redeemable by the company at $1.00 per share plus accumulated dividends.

NOTE 11. NOTE RECEIVABLE

On December 30, 2003, Chambers Automotive, Inc., a Tennessee corporation, executed and delivered its Interest Bearing Demand Promissory Note in the original principal amount of $62,500 to Bad toys, Inc. (the Company) in connection with the Company loaning working capital to Chambers Automotive, Inc. The note is secured by the assets of Chambers Automotive, Inc. The note bears interest at the rate of 7% per annum. The entire principal of the note is payable upon demand of the Company. The note was subsequently replaced by an Interest Bearing Demand Promissory Note in the original principal amount of $174,500. See Note 12, below.

NOTE 12. SUBSEQUENT EVENTS

On February 4, 2004, Bad Toys, Inc. (the Company), through its wholly owned subsidiary, Precision Tricks Customs, Inc. (Precision Tricks), a Nevada corporation that was formed on February 4, 2004, acquired and began operating the businesses of Chambers Automotive, Inc. (Chambers Auto) and Precision Tricks Customs, Inc. (Precision), both Tennessee corporations engaged in the manufacture and sale of custom street rods. Through Precision Tricks, the Company acquired the assets of Chambers Auto and Precision at that time even though the businesses of both Chambers Auto and Precision were financially troubled. Due to actions by the sole shareholder of Chambers Auto and Precision, Precision Tricks was not able to complete all of the documentation contemplated by the Asset Purchase Agreement executed among the Company, Chambers Auto, Precision and the sole shareholder of Chambers Auto and Precision (and subsequently assigned by the Company to Precision Tricks). Nevertheless, the Company and Precision Tricks believe that Precision Tricks has legally acquired the assets of the businesses pursuant to the terms of the Asset Purchase Agreement and a bill of sale.

In connection with the above referenced acquisitions, pursuant to a Real Property Purchase Agreement Precision Tricks was to acquire from the sole shareholder of each of Chambers Auto and Precision, the real property and manufacturing facility previously used by Chambers Auto and Precision in their street rod business, which was the same facility being used by Precision Tricks to operate the businesses. The acquisition of the real property, however, did not occur. Chambers Auto, Precision and its sole shareholder then filed a lawsuit in the Circuit Court for Cheatham County, Tennessee at Ashland City (Case #5540) against the Company the majority shareholder of the Company, alleging among other things breach of the Asset Purchase Agreement and damages. The Company and the majority shareholder are filing a counter claim seeking, among other things, specific performance of Asset Purchase Agreement and the Real Property Purchase Agreement. As of the date of this report, the claims are pending, and neither Precision Tricks nor the Company is operating the acquired businesses.

F-27

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Bad Toys, Inc., except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

____________________

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:
☐   except the common stock offered by this prospectus;
☐   in any jurisdiction in which the offer or solicitation is not authorized;
☐   in any jurisdiction where the dealer or other salesperson is not   qualified to make the offer or solicitation;
☐   to any person to whom it is unlawful to make the offer or solicitation; or
☐   to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

☐   there have been no changes in the affairs of Bad Toys after the date of this prospectus; or
☐   the information contained in this prospectus is correct after the date of this prospectus.

PROSPECTUS 6,877,652 Shares of Common Stock BAD TOYS, INC. July ___, 2004

____________________

Until _________, 2004, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of Bad Toys. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Bad Toys pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all of the expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$1,525.47
Printing and Engraving Expenses	$2,500.00
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$50,000.00
Miscellaneous	$15,974.53

TOTAL	$85,000.00

Recent Sales Of Unregistered Securities

We have issued the following securities in the past three years without registering them under the Securities Act of 1933:

On March 31, 2002, we issued Mr. Larry Lunan and Mrs. Susan Lunan 500,000 shares of preferred stock as payment for a loan in the amount of $500,000. The shares were issued at a price of $1.00 per share.

On March 31, 2002, we issued 527,000 shares of preferred stock to the Lunans and other shareholders as partial payment of a debt owed to the Lunans and these other shareholders in the amount of $768,900. The shares were issued at a price of $1.00 per share.

On December 31, 2002, we issued 200,000 shares of common stock to Mr. Larry Lunan and Mrs. Susan Lunan for a debt owed to the Lunans in the amount of $100,000. The shares were issued at a price of $.50 per share.

On September 30, 2003, we issued Mr. Larry Lunan and Mrs. Susan Lunan 200,000 shares of common stock for a partial payment of a debt owed to the Lunans. The shares were issued for a price of $.50 per share.

On December 31, 2003, we issued 200,000 shares of common stock to Mr. Larry Lunan and Mrs. Susan Lunan for a partial payment of a debt owed to the Lunans. The shares were issued at a per-share price of $.50 per share.

On February 4, 2004, we, through our wholly owned subsidiary, Precision Tricks Custom, Inc., issued 100,000 shares of stock at $1.00 per share in the total amount of $100,000. The stock was issued in connection with an asset purchase agreement between the Company and Chambers Automotive, Inc. to purchase the assets of Chambers Automotive, Inc.

On February 11, 2004, we issued 50,000 shares of common stock to Norm Vestor for services. The shares were valued at $0.75 per share for a total amount of $37,500.

On June 2, 2004, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Equity Distribution Agreement, we issued Cornell Capital Partners 217,246 shares of common stock as a one-time commitment fee. The shares were issued for an aggregate price of $390,000.

On June 2, 2004, we entered into a Placement Agent Agreement with Newbridge Securities Corporation. Pursuant to the Placement Agent Agreement, we issued Newbridge Securities Corporation a one-time placement agent a fee of 5,570 shares of common stock equal to an aggregate price of $10,000.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding the Company so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Bad Toys’ securities.

II-1

Index to Exhibits

Exhibit No.	Description	Location

2.1	Plan and Agreement of Merger dated March 31, 2000	Incorporated by reference to Exhibit 2 to the Company's 10-KSB filed on April 13, 2000

3.(i).1	Articles of Incorporation of the Company	Incorporated by reference to the Company’s Registration Statement filed on Form 10-SB filed October 31, 2002

3.(i).2	Amendment to Articles of Incorporation	Incorporated by reference to the Company’s Amended Registration Statement filed on Form 10-SB filed January 30, 2003

3.(i).3	Amendment to Articles of Incorporation	Incorporated by reference to the Company’s Amended Registration Statement filed as Exhibit 2.2 on Form 10-SB filed January 30, 2003

3.(i).4	Amendment to Articles of Incorporation	Incorporated by reference to the Company’s Amended Registration Statement filed as Exhibit 2.3 on Form 10-SB filed January 30, 2003

3.(ii).1	Bylaws of the Company	Incorporated by reference to the Company’s Amended Registration Statement filed as Exhibit 2.4 on Form 10-SB filed January 30, 2003

4.1	2004 Stock Compensation Plan	Incorporated by reference to the Company’s Form S-8 filed on March 12, 2004

5.1	Opinion of Legal Counsel	Filed by Amendment to this Form SB-2

10.1	Asset Purchase Agreement among Bad Toys, Jimmy Chambers, Chamber Automotive, Inc. and Precision Tricks Customs, Inc.	Filed as Exhibit 99.1 to the Company’s Form 8-K filed on February 18, 2004

10.2	Escrow Agreement with Cornell Capital Partners, LP and Butler Gonzalez, LLP, dated June 2, 2004	Provided herewith

10.3	Standby Equity Distribution Agreement, dated June 2, 2004, with Cornell Capital Partners, LP	Provided herewith

10.4	Registration Rights Agreement, dated June 2, 2004, with Cornell Capital Partners, LP	Provided herewith

10.5	Escrow Agreement, dated June, 2004, with Cornell Capital Partners, LP	Provided herewith

10.6	Placement Agent Agreement, dated June 2, 2004, with Newbridge Securities Corporation	Provided herewith

10.7	Securities Purchase Agreement, dated June 2, 2004, with Cornell Capital Partners, LP	Provided herewith

10.8	Secured Convertible Debenture, dated June 2, 2004	Provided herewith

10.9	Investor Registration Rights Agreement, dated June 2, 2004, with Cornell Capital Partners, LP	Provided herewith

10.10	Security Agreement, dated June 2, 2004, with Cornell Capital Partners, LP	Provided herewith

10.11	Warrant, dated June, 2004	Provided herewith

23.1	Consent of Legal Counsel	Incorporated by reference to Exhibit 5.1

23.2	Consent of T. Alan Walls, CPA, P.C.	Provided herewith

II-2

Undertakings

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)Include any additional or changed material information on the plan of distribution;

(2)     That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-3

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned on July 14, 2004.

Date: July 14, 2004	Bad Toys, Inc.

By: /s/ Larry Lunan
____________________________________
Name: Larry Lunan
Title: President, Chief Executive Officer, and
Chairman of the Board of Director

By: /s/ Roger A. Warren
____________________________________
Name: Roger A. Warren
Title: Chief Financial Officer and
Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry N. Lunan his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Larry Lunan
_______________________________________
Larry Lunan	Chairman of the Board of Directors, President and Chief Executive Officer	July 14, 2004

/s/ Roger A. Warren
_______________________________________
Roger A. Warren	Director, Chief Financial Officer and Principal Accounting Officer	July 14, 2004

/s/ Clinton L. Hubbard
_______________________________________
Clinton L. Hubbard	Director	July 14, 2004

II-4